Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

EOG Resources, Inc.,

ERI HOLDINGS I, INC.

and

YATES PETROLEUM CORPORATION

Dated as of September 2, 2016

i

ii

Annexes

Annex A - Registration Rights Agreement
Annex B - Consent Agreement
Annex C - Articles of Merger
Annex D - Letter of Transmittal
Annex E - Office Lease Extension
Annex F - IP Assignment Agreement
Annex G - Transaction Expense Matters
Annex H - Sample Calculation of Closing Adjustments Impact on Exchange Ratio
Annex I - Release Agreement
Annex J - Bill of Sale
Annex K - ORRI Assignment
Annex L - Mineral and Royalty Deed

Exhibits

Exhibit A - Unanimous Written Consent of Shareholders

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of September 2, 2016 (this “Agreement”), is entered into by and among EOG Resources, Inc., a Delaware corporation (“Parent”), ERI Holdings I, Inc., a New Mexico corporation and wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, each a “Buyer,” and collectively, the “Buyers”), and Yates Petroleum Corporation, a New Mexico corporation (the “Company,” and together with the Buyers, each a “Party,” and collectively, the “Parties”).
RECITALS
WHEREAS, Merger Sub has been formed by Parent to merge with and into the Company, with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, it is intended that, for federal income tax purposes, the Merger qualify as a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code;
WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and the Shareholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Merger Transactions;
WHEREAS, the Parent Board and the board of directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;
WHEREAS, prior to the execution and delivery of this Agreement, Shareholders holding one hundred percent (100%) of the Common Shares outstanding (the “Requisite Shareholder Approval”) have executed and delivered to the Company a written consent adopting this Agreement and authorizing and approving the Merger Transactions (a true and correct copy of which is attached hereto as Exhibit A), which consents will become effective upon the execution and delivery of this Agreement and thereupon constitute the Requisite Shareholder Approval;
WHEREAS, simultaneously with the execution of this Agreement, certain of the Shareholders have entered into a Consent Agreement with Parent, Merger Sub and the Company;
WHEREAS, at Closing, certain of the Shareholders shall execute and deliver Release Agreements, as agreed to by such Shareholders pursuant to the Consent Agreements to which such Persons are party;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and
WHEREAS, promptly following the Merger, Parent intends to register the resales of the shares of New Common Stock issued to the Shareholders pursuant to the terms and conditions of the Registration Rights Agreement;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Abo” shall mean Abo Petroleum Corporation, a New Mexico corporation.
“Acquisition Proposal” shall mean any inquiry, proposal or offer from or by any Person other than the Buyers or their respective Subsidiaries relating to: (a) any direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (i) assets of the Company and its Subsidiaries outside the ordinary course of business, or (ii) any of the outstanding Common Shares; or (b) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Merger. For the purpose of clarity, the term Acquisition Proposal shall not apply with respect to transfers of Common Shares permitted by an applicable Consent Agreement.
“Adjustments Certificate” shall have the meaning set forth in Section 2.5.
“AFE” shall have the meaning set forth in Section 5.18.
“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act; provided that for purposes of this Agreement, the Buyers and their respective Subsidiaries (excluding the Company and its Subsidiaries) shall not be Affiliates of the Company or its Subsidiaries, unless otherwise expressly stated herein.
“Affiliate Agreement” shall have the meaning set forth in Section 5.20.
“Agave” shall mean Agave Energy Holdings Inc, a Delaware corporation.
“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
“Articles of Merger” shall have the meaning set forth in Section 2.1(a).
“Audited Financial Statements” shall have the meaning set forth in Section 5.7.
“Average Parent Common Stock Price” shall mean $87.28.
“Bill of Sale” shall mean the Bill of Sale by and between the Company and Yates Holdings LLP, a New Mexico limited liability partnership, to be dated as of the Closing Date and in substantially the form attached hereto as Annex J.
“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in Artesia, New Mexico or Houston, Texas.
“Buyer” or “Buyers” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Cash and Cash Equivalents” means an aggregate amount equal to (a) all amounts on deposit in the Company’s and its Subsidiaries’ bank, lock box, time deposit and other accounts with any Company Bank, plus (b) the fair market value of all marketable securities (including money market and similar instruments) owned by the Company or any of its Subsidiaries, in each case, as determined and calculated in accordance with GAAP, plus (c) if the Surviving Corporation is to receive (on or subsequent to the Closing Date) any funds as a result of the termination of the Hedges pursuant to Section 7.15, an amount equal to the value of such funds, less (d) if the Surviving Corporation will be required to pay (on or subsequent to the Closing Date) any amounts as a result of the termination of the Hedges pursuant to Section 7.15, an amount equal to the value required to be paid.
“Certificate” shall mean a certificate issued by the Company that immediately before the Effective Time represented Common Shares.
“Closing” shall have the meaning set forth in Section 2.4.
“Closing Adjustments” shall have the meaning set forth in Section 3.1(e).
“Closing Date” shall have the meaning set forth in Section 2.4.
“Closing Funded Indebtedness” shall have the meaning set forth in Section 2.5.
“Closing Net Funded Indebtedness” means the amount equal to (a) Closing Funded Indebtedness less (b) Cash and Cash Equivalents as of Closing (i.e., Cash and Cash Equivalents set forth in the Adjustments Certificate, as such amount is adjusted to equal the Confirmed Closing Cash).
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Share” shall have the meaning set forth in Section 3.1(a).
“Common Stock” shall mean the Company’s common stock, par value $1.00 per share.
“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Company Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of New Mexico on March 16, 2012.
“Company Assets” shall have the meaning set forth in Section 7.1(c).
“Company Bank” shall have the meaning set forth in Section 7.16.
“Company Benefit Plan” shall have the meaning set forth in Section 5.12(a).
“Company Board” shall mean the board of directors of the Company.
“Company Bylaws” shall mean the Second Amended & Restated Bylaws of the Company, dated as of April 21, 2015.
“Company Leases” shall have the meaning set forth in the definition of Oil and Gas Properties.
“Company Material Adverse Effect” shall mean, with respect to the Company, any state of fact, change, development, condition, occurrence or other effect that, individually or in the aggregate, is or could reasonably be expected to be material and adverse to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or materially impairs or delays (a) the ability of the Company to perform their respective obligations under this Agreement, or (b) the consummation of the Merger and the other Merger Transactions; but excluding any change, fact, development, condition or effect arising out of: (i) any national, international or any foreign or domestic regional economic, financial, social, military or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (ii) any congressional, regulatory or administrative hearings or testimony, (iii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iv) changes in the general economic conditions in the industries in which the Company and its Subsidiaries operate (including any changes in Hydrocarbon commodity prices or other changes affecting the United States oil and gas industry generally), (v) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (vi) changes in the market price or trading volume of Common Shares, (vii) any failure of the Company, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or any man-made disaster, (x) the general public awareness of the Parties’ intention or desire to enter into this Agreement or a similar agreement and the process leading to the execution or announcement of this Agreement, (xi) the execution, announcement or performance of the terms of this Agreement, the taking or not taking of any action to the extent required by this Agreement, or the pendency or the contemplated consummation of the Merger Transactions, (xii) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (xiii) any matters to the extent disclosed in the Schedules, or (xiv) any condition that is cured to the reasonable satisfaction of Buyers; provided, however, that in the case of (i), (ii), (iii), (iv), or (v) above, such change, condition, fact, development or effect does not have a disproportionate effect on any of the Company and its Subsidiaries, taken as a whole, compared to other similar companies.
“Company Names and Marks” shall mean the names “Yates Petroleum Corporation,” “Yates,” “YPC” and all derivatives and formulations thereof as used by the Company and its Subsidiaries in connection with the conduct of their businesses and any trade name, trademark, service mark, website, URL, logo or internet domain comprising the foregoing.
“Company Permits” shall have the meaning set forth in Section 5.16.
“Company Schedules” shall mean the Schedules setting forth certain disclosures of the Company, or qualifications or exceptions to the Company’s representations or warranties set forth in Article V, which Schedules are delivered simultaneously with the execution and delivery of this Agreement and may be supplemented in accordance with Section 7.11 hereof.
“Company Tax Opinion” shall have the meaning set forth in Section 8.3(f).
“Company Units” shall have the meaning set forth in the definition of Oil and Gas Properties.
“Confirmed Closing Cash” shall have the meaning set forth in Section 2.6(f).
“Consent Agreements” shall mean the Consent Agreements by and among Parent, Merger Sub, the Company and each Shareholder, each to be dated as of the date hereof and in substantially the form attached hereto as Annex B.

“Constituent Corporations” shall have the meaning set forth in Section 2.1(a).
“Continuing Employee” or “Continuing Employees” shall have the meaning set forth in Section 7.10(a).
“Contract” shall mean any written contract, agreement, subcontract, lease commitment, understanding, deed of trust, joint venture, franchise, license or purchase order; provided, however, that the term Contract shall not include any Leases, easements, rights of way, Owned Real Property or Leased Real Property, or any other instruments constituting an ownership interest in real property or in oil, gas or other minerals.
“Cure Period” shall have the meaning set forth in Section 9.1(b)(iii).
“Effective Time” shall have the meaning set forth in Section 2.4.
“Enforceability Exceptions” shall have the meaning set forth in Section 5.3.
“Environmental Laws” shall mean any and all applicable Laws relating to pollution, protection, preservation, remediation or restoration of the environment (including soils, subsurface soils, surface waters, groundwaters, endangered species, or atmosphere) or natural resources or preservation or protection of occupational health or workplace safety, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of, or exposure of any Person or property to, Hazardous Materials, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, Endangered Species Act, the National Environmental Policy Act and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws, including similar state laws and common laws.
“Environmental Permits” shall mean any Permit, license, registration, certification, authorization, exemption, variance, consent, Order or approval required under any Environmental Law.
“ERISA” shall have the meaning set forth in Section 5.12(a).
“ERISA Affiliate” shall have the meaning set forth in Section 5.12(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” shall have the meaning set forth in Section 3.3(a).
“Exchange Fund” shall have the meaning set forth in Section 3.3(a).
“Exchange Ratio” shall have the meaning set forth in Section 3.1(a).
“Expenses” shall have the meaning set forth in Section 9.3(h).
“Financial Statements” shall have the meaning set forth in Section 5.7.
“Former Shareholders” shall have the meaning set forth in Section 10.16.

“Funded Indebtedness” shall mean the aggregate principal amount of, and accrued and unpaid interest on, (a) the Indebtedness evidenced by instruments and agreements set forth in Section 1.1(a) of the Schedules and (b) any other Indebtedness, in each case, for borrowed money of the Company or any of its Subsidiaries (other than intercompany Indebtedness owed by the Company or any of its wholly owned Subsidiaries, on the one hand, to the Company or any of its wholly owned Subsidiaries, on the other hand), in each case, outstanding as of the close of business on the day immediately prior to the Closing Date. For the avoidance of doubt, Funded Indebtedness shall not include any guarantees, undrawn letters of credit or other similar contingent obligations.
“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case, that has jurisdiction over Parent or the Company, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.
“Hazardous Material” shall mean any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, condensate, or any components, fractions or derivatives thereof; (c) produced water or brine; (d) radioactive materials or naturally occurring radioactive materials (“NORM”), and (e) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation or radon gas.
“Hedge” shall have the meaning set forth in Section 7.15.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Hydrocarbons” shall mean oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.
“Imbalance” shall mean any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Oil and Gas Properties, regardless of whether such imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or any indebtedness or other monetary obligations to trade creditors of such Person and all other accrued current liabilities of such Person), (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases shall not constitute Indebtedness), (d) all non-contingent obligations of such Person to reimburse any bank in respect of amounts paid under banker’s acceptances or letters of credit, (e) the liquidation value, accrued and unpaid dividends and prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any and all redeemable preferred stock of such Person, (f) all obligations of the type referred to in clauses (a) through (e) of any other Person the payment of which such Person is liable as obligor, guarantor, surety or otherwise (but only to the extent such Person is found to be liable), and (g) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Lien).
“Intellectual Property” shall mean all intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents (including utility patents, industrial designs and design patents) and applications therefor, including all continuations, divisions, provisionals and continuations-in-part thereof and patents issuing thereon, along with all reissues, revisions, renewals, reexaminations and extensions thereof; (b) all trademarks, service marks, common law trademarks and service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) all Internet domain names and registrations thereof; (d) all copyrights, copyrightable works and “moral” rights, and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (e) trade secret rights and corresponding rights in confidential and proprietary information and other non-public information (whether or not patentable), including inventions, invention disclosures, improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, unpatented blueprints, drawings, specifications, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; and (f) all Contracts granting any right relating to or under the foregoing.
“Interim Financial Statements” shall have the meaning set forth in Section 5.7.
“Interim Period” shall have the meaning set forth in Section 7.13(a).
“IP Assignment Agreement” shall mean the IP Assignment Agreement by and among the Company and Shareholder Holdco to be dated as of the Closing Date and in substantially the form attached hereto as Annex F.
“IRS” shall mean the United States Internal Revenue Service.
“ISDA” shall have the meaning set forth in Section 7.15.
“knowledge” shall mean, (a) when used with respect to the Company or any of its Subsidiaries, the actual knowledge of each of the individuals identified on Section 1.1(b)(i) of the Schedules, and (b) when used with respect to Parent, the actual knowledge of each of the individuals identified on Section 1.1(b)(ii) of the Schedules.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement, United States or non-United States, of any Governmental Authority.
“Lease Schedule” shall mean Section 1.1(c) of the Schedules.
“Leased Real Property” shall mean all real property leased, subleased, licensed, or otherwise used or occupied pursuant to similar agreements or arrangements, in each case, by the Company or any of its Subsidiaries; provided, however, that Leased Real Property shall not include any of the Oil and Gas Properties.
“Leases” shall mean oil, gas or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been earned by performance, and fee mineral, royalty and overriding royalty interest, net profits interest, production payments and other interests payable out of Hydrocarbon production, in each case, in which the Company has an interest.
“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).
“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.
“Material Contract” shall have the meaning set forth in Section 5.11(a).
“Material Insurance Policies” shall have the meaning set forth in Section 5.23.
“Merger” shall have the meaning set forth in Section 2.1(a).
“Merger Consideration” shall have the meaning set forth in Section 3.1(a).
“Merger Sub” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Merger Transactions” shall mean the transactions contemplated by this Agreement, including the Merger.
“Mineral and Royalty Deed” shall mean the Mineral and Royalty Deed by and among the Company and the Shareholder Holdco to be dated as of the date hereof and in substantially the form attached hereto as Annex L.
“Multiemployer Plan” shall have the meaning set forth in Section 5.12(f).
“Myco” shall mean MYCO Industries, Inc., a New Mexico corporation.
“Net Obligations” shall have the meaning set forth in Section 2.5.
“New Benefit Plan” shall have the meaning set forth in Section 7.10(b).
“New Common Stock” shall mean the shares of duly authorized and validly issued Parent Common Stock to be issued and delivered (or, to the extent held in treasury by Parent, disposed of and delivered but not issued) in accordance with applicable Laws and the Parent Articles of Incorporation pursuant to the terms of Section 3.1(a).

“NMBCA” shall have the meaning set forth in Section 2.1(a).
“NORM” has the meaning set forth in the definition of Hazardous Materials.
“NYSE” shall mean the New York Stock Exchange.
“Office Lease Extension” shall mean the Office Lease Extension by and among Yates Holdings LLP, a New Mexico corporation, and the Company to be dated as of the Closing Date and in substantially the form attached hereto as Annex E.
“Oil and Gas Properties” shall mean all of the Company’s and its Subsidiaries’ right, title and interest in and to the following: (a) all Leases to which the Company or any of its Subsidiaries is a party (collectively, the “Company Leases”), together with any overriding royalties, production payments and net profits interests in such Leases; (b) all rights, titles and interests of the Company and its Subsidiaries in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling or communitization agreements, declarations and/or Orders and in and to the properties covered and the units created thereby (including all units formed under Orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to the Company Leases or lands covered by such Company Leases (collectively, the “Company Units”); (c) all oil, condensate, natural gas, injection, salt water disposal or water wells, whether producing, non-producing, shut-in or abandoned, located on or allocable to the Company Leases or Company Units; and (d) all Hydrocarbons produced and saved from the properties described in subsections (a)-(c) of this definition from and after the Effective Time.
“Order” shall mean any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action of any Governmental Authority.
“ordinary course of business” shall mean the ordinary and usual course of normal day-to-day operations of the Company and its Subsidiaries consistent with past practices.
“ORRI Assignment” shall mean the Assignment of Overriding Royalty Interest by and between the Company and Shareholder Holdco to be dated as of the Closing Date and in substantially the form attached hereto as Annex K.
“Other Party” or “Other Parties” shall mean, with respect to the Company, the Buyers, and with respect to the Buyers, the Company.
“Owned Real Property” shall mean all right, title and interest of the Company and its Subsidiaries in the real property set forth in Section 1.1(d) of the Schedules, together with all buildings, structures, fixtures and improvements erected thereon, and all rights, privileges, easements, licenses and other appurtenances relating thereto; provided, however, that Owned Real Property shall not include any of the Oil and Gas Properties.
“Parent” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Parent Assets” shall have the meaning set forth in Section 7.1(c).
“Parent Board” shall mean the board of directors of Parent.
“Parent Bylaws” shall mean the bylaws of Parent, dated as of August 23, 1989, as amended to the date of this Agreement.

“Parent Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of Parent as filed with the Secretary of State of the State of Delaware on September 11, 1987, as amended to the date of this Agreement.
“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.
“Parent Deferral Plan” shall have the meaning set forth in Section 6.5(c).
“Parent Equity Comp Plan” shall have the meaning set forth in Section 6.5(b).
“Parent Material Adverse Effect” shall mean, with respect to Parent, any state of fact, change, development, condition, occurrence or other effect that, individually or in the aggregate, is or could reasonably be expected to be material and adverse to the financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or materially impairs or delays (a) the ability of Buyers to perform their respective obligations under this Agreement or (b) the consummation of the Merger and the other Merger Transactions; but excluding any change, fact, development, condition or effect arising out of: (i) any national, international or any foreign or domestic regional economic, financial, social, military or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (ii) any congressional, regulatory or administrative hearings or testimony, (iii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iv) changes in the general economic conditions in the industries in which Parent and its Subsidiaries operate (including any changes in Hydrocarbon commodity prices or other changes affecting the United States oil and gas industry generally), (v) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (vi) changes in the market price or trading volume of Parent Common Stock, (vii) any failure of Parent to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or any man-made disaster, (x) the general public awareness of the Parties’ intention or desire to enter into this Agreement or a similar agreement and the process leading to the execution or announcement of this Agreement, (xi) the execution, announcement or performance of the terms of this Agreement, the taking or not taking of any action to the extent required by this Agreement, or the pendency or the contemplated consummation of the Merger Transactions, (xii) compliance by Parent and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement, (xiii) any matters to the extent disclosed in the Schedules, or (xiv) any condition that is cured to the reasonable satisfaction of the Company; provided, however, that in the case of (i), (ii), (iii), (iv), or (v) above such change, condition, fact, development or effect does not have a disproportionate effect on any of Parent or its Subsidiaries, taken as a whole, compared to other similar companies.
“Parent Preferred Stock” shall have the meaning set forth in Section 6.5(a).
“Parent SEC Documents” shall have the meaning set forth in Article VI.
“Parent Section 355(e) Tax Opinion” shall have the meaning set forth in Section 8.2(f).
“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Pending/In-Transit Cash Items” shall have the meaning set forth in Section 2.6(f).

“Permit” shall mean franchises, tariffs, grants, authorizations, licenses, permits, easements, registrations, variances, exceptions, consents, certificates, approvals and Orders and other authorizations of any Governmental Authority.
“Permitted Encumbrances” shall mean (a) normal and customary Liens of co-owners and operators under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which the Company is not in default; (b) all approvals required to be obtained from Governmental Authorities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (c) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of the relevant Oil and Gas Property and are not triggered by the consummation of the transactions contemplated by this Agreement); (d) Liens to be fully released at Closing; (e) conventional rights of reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights; (f) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with oil and gas operations to be conducted on any Oil and Gas Properties; (g) the terms and provisions of the Leases, easements (and other surface rights), units and Contracts constituting part of the Oil and Gas Properties to the extent they do not, individually or collectively, operate to reduce the Company’s net revenue interest in any Oil and Gas Property below the net revenue interest set forth in the Lease Schedule as of the date of such Lease Schedule; (h) any defects, burdens or irregularities which are based solely on a lack of information in the Company’s or the Company’s Affiliates’ files; (i) any remaining lease rental or deferred lease bonuses that may be owed or become owing in order to maintain the Oil and Gas Properties; (j) defects based on the inability to locate an unrecorded instrument of which Parent has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument (or a reference to a further unrecorded instrument in such unrecorded instrument), if no claim has been made under such unrecorded instruments within the last ten years; (k) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless there is affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Oil and Gas Property; (l) defects or irregularities that have been cured or remedied by applicable statutes of limitation or statutes for prescription; (m) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (n) defects or irregularities existing solely on the basis of the lack of probate proceedings which defects or irregularities have been outstanding for ten years or more; (o) the application of maintenance of uniform interest provisions contained within joint operating agreements or similar agreements; (p) defects or irregularities arising out of prior oil and gas leases which expired more than ten years prior to the Closing, and which have not been released of record; (q) outstanding deed of trust and mortgage liens burdening the interest of any lessor under any of the oil and gas leases included in the Properties, unless there is evidence that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has exercised, or intends to exercise, foreclosure proceedings; (r) defects or irregularities arising out of mortgages, deeds of trust and other liens which, by their terms, matured more than ten years prior to the Closing, but which have not been released of record; (s) defects or irregularities arising out of the lack of a survey; (t) failure to obtain ratification of pooling by non-participating royalty and non-executive mineral interest owners; (u) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production, to the extent they do not, individually or collectively, operate to reduce the Company’s net revenue interest in any Oil and Gas Property below the net revenue interest set forth in the Lease Schedule as of the date of such Lease Schedule; (v) any Liens, defects, burdens or irregularities that have been identified in documentation or materials provided or made available to Buyer by the Company, are of record, or which have been discovered or identified by Buyer, prior to the date of this Agreement; (w) the ORRI Assignment; and (x) those items set forth in Section 1.1(e) of the Schedules.
“Permitted Liens” shall mean (a) all statutory or other Liens for Taxes which are not yet due and payable or delinquent (or which may be paid without interest or penalties) or the validity or amount of which are being contested in good faith by appropriate proceedings; (b) all cashiers’, landlords’, workmens’, repairmens’, mechanics’, materialmens’, warehousemens’ and carriers’ Liens and other similar Liens imposed by Law, in each case, incurred in the ordinary course of business for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) all pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) all purchase money Liens; (e) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of any of the properties or assets of the Company or any of its Subsidiaries; (f) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other encumbrances that do not materially impair the current use or value of any of the properties or assets of the Company or any of its Subsidiaries; (g) all matters shown in any title reports or title policies with respect to Leased Real Property or Owned Real Property made available to Parent prior to the date of this Agreement and all facts shown on any surveys made available to Parent prior to the date of this Agreement; (h) matters which would be disclosed by an accurate survey or inspection of real property which do not materially impair the occupancy or current use of the real property they encumber; (i) encumbrances that secure any Funded Indebtedness or do not constitute a violation of any applicable Law; (j) encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution; (k) Liens that will be terminated at or prior to the Closing; and (l) encumbrances arising out of, under or in connection with applicable securities Laws or custodial arrangements with custodians of securities.
“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.
“Proceeding” shall mean any action, suit, claim, arbitration, audit, assessment, inquiry, hearing, investigation, proceeding or litigation (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Registered Intellectual Property” shall have the meaning set forth in Section 5.21(a).
“Registration Rights Agreement” shall mean the Registration Rights Agreement to be dated as of the Closing Date and in substantially the form attached hereto as Annex A.
“Related Party” or “Related Parties” shall have the meaning set forth in Section 10.13.
“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping or disposing into the indoor or outdoor environment.
“Release Agreement” shall mean the Release Agreements delivered by certain of the Shareholders to Parent in substantially the form attached hereto as Annex I.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.
“Requisite Shareholder Approval” shall have the meaning set forth in the Recitals.
“Rights” shall mean, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“Schedule Supplement” shall have the meaning set forth in Section 7.11.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Separation and Distribution Agreement” shall mean that certain Separation and Distribution Agreement, dated as of December 31, 2014, by and between the Company and Agave.
“Shareholder Holdco” shall mean Dos Mas LLP, a New Mexico limited liability partnership.
“Shareholders” shall mean the holders of Common Shares.
“Solvent” shall have the meaning set forth in Section 5.35.
“Spin-Off” shall mean the tax-free spin-off pursuant to Sections 355 and 368(a)(1)(D) of the Code conducted by the Company effective as of December 31, 2014 in which the Company distributed on a pro rata basis to its shareholders all of the outstanding and issued shares of common stock of Agave.
“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that, for purposes of this Agreement, the Company and its Subsidiaries shall not be deemed to be Subsidiaries of Parent or Merger Sub (unless otherwise specifically provided in this Agreement).
“Surviving Corporation” shall have the meaning set forth in Section 2.1(b).
“Surviving Provisions” shall have the meaning set forth in Section 9.2.
“Tail Insurance Policy” shall have the meaning set forth in Section 7.8(b).
“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Target Net Funded Indebtedness” means $125,743,096.
“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, declaration, report, estimate, information return or statement (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Taxes” shall mean (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and (b) any liability for the payment of amounts described in clause (a) of any other Person (other than an Other Party or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.
“Terminable Breach” shall have the meaning set forth in Section 9.1(b)(iii).
“Termination Date” shall have the meaning set forth in Section 9.1(b)(ii).
“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent, the Company, Abo and Myco, dated as of February 8, 2016.
“Transaction Documents” shall mean each of the Registration Rights Agreement, the Office Lease Extension, the IP Assignment Agreement, the Bill of Sale, the ORRI Assignment, the Mineral and Royalty Deed, the Consent Agreements, the Release Agreements, the Articles of Merger, and such other agreements contemplated by this Agreement, as amended, modified or supplemented from time to time.
“Transaction Expenses” shall mean (a) out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company or any other Person) incurred by the Company or its Subsidiaries (or on its or their behalf) in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Merger Transactions, and (b) amounts payable (whether such amounts are paid at Closing or payable after Closing) pursuant to any plan, program, Contract or arrangement to which the Company or any Subsidiary is party or otherwise bound (which amounts payable are contingent upon the occurrence of Closing) in excess of $14,000,000 (for the avoidance of doubt, Parent shall be responsible for all amounts payable (whether such amounts are paid at Closing or payable after Closing) pursuant to any plan, program, Contract or arrangement to which the Company or any Subsidiary is party or otherwise bound (which amounts payable are contingent upon the occurrence of Closing) up to $14,000,000), in each case, to the extent not fully paid as of immediately prior to Closing.
“Transfer Taxes” shall mean all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees incurred in connection with the Merger and shall specifically exclude income taxes and franchise taxes that may be imposed.
“Union” shall have the meaning set forth in Section 5.13(a).

Section 1.2    Interpretation. A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed, in each case, to be followed by the words “without limitation.” When used in this Agreement, the word “either” shall be deemed to mean “one or the other,” not “both.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. The words “will” and “will not” are expressions of command and not merely expressions of future intent or expectation. All references in this Agreement to “dollars” or “$” mean United States dollars. Any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP. References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

ARTICLE II
THE MERGER; EFFECTS OF THE MERGER

Section 2.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated in accordance with the terms and subject to the conditions in this Agreement, and in accordance with the New Mexico Business Corporation Act (the “NMBCA”), and shall be evidenced by Articles of Merger between Merger Sub and the Company in substantially the form of Annex C (the “Articles of Merger”), such Merger to be consummated as of the Effective Time.

(b)    Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the NMBCA as a wholly owned direct subsidiary of Parent. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NMBCA.

Section 2.2    Effects of the Merger. At and after the Effective Time: (a) the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; (b) all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; (c) all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and (d) the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the NMBCA.

Section 2.3    Articles of Incorporation and Bylaws; Directors and Officers.

(a)    Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the NMBCA.

(b)    Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.4    Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 1722 Routh Street, Suite 1500, Dallas, Texas 75201, commencing at 9:00 a.m. local time on the later to occur of (a) October 3, 2016 and (b) the date that is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) or such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Parent, Merger Sub and the Company shall duly file or shall cause the Articles of Merger to be executed, acknowledged and filed, with the Secretary of State of the State of New Mexico as provided in Article 14 of the NMBCA on the Closing Date. The Merger shall become effective at the time when the Articles of Merger is duly filed with the Secretary of State of the State of New Mexico, or at such other time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger (the time the Merger becomes effective being referred to as the “Effective Time”).

Section 2.5    Payoff of Indebtedness; Transaction Expenses; Adjustments Certificate. At the Closing, Parent shall (a) repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, all obligations in respect of all Funded Indebtedness (such aggregate amount, the “Closing Funded Indebtedness”) and (b) pay all Transaction Expenses due to the Persons set forth on Annex G, in each case, by wire transfer of immediately available funds as directed by the holders of such Indebtedness or such Persons, as applicable. At least two Business Days prior to Closing, the Company shall deliver to Parent payoff letters in form and substance satisfactory to Parent from each recipient of payment pursuant to this Section 2.5, which letters shall (to the extent applicable) provide for delivery of UCC-3 termination statements or similar documents evidencing the termination of all Liens on the assets of the Company and its Subsidiaries held by the lenders of such Indebtedness. In addition, at least two Business Days prior to Closing, the Company shall deliver to Parent a certificate (the “Adjustments Certificate”) duly executed by the chief executive officer of the Company, in form and substance reasonably satisfactory to Parent, that certifies in good faith (i) the amount by which Closing Net Funded Indebtedness exceeds Target Net Funded Indebtedness (or, if applicable, the amount by which Target Net Funded Indebtedness exceeds Closing Net Funded Indebtedness) (the “Net Obligations”), and (ii) that the Persons set forth on Annex G are the only Persons entitled to payment of Transaction Expenses in connection with the consummation of the transactions contemplated herein. Concurrently with the delivery of the Adjustments Certificate, the Company shall deliver to Parent written confirmations or other statements from each Company Bank of the balances of Cash and Cash Equivalents of the Company and its Subsidiaries on deposit at each such Company Bank (including, without limitation, in any demand deposit, time deposit, checking, disbursement, savings, investment, brokerage, or other account) as of the close of business on the Business Day immediately prior to the date of the Adjustments Certificate. The Adjustments Certificate shall include a reasonably detailed schedule of the amounts and nature of the components of the Net Obligations (which schedule shall be deemed a part of the Adjustments Certificate for purposes of this Agreement).

Section 2.6    Additional Closing Deliverables.

(a)    At the Closing, the Company shall deliver or cause to be delivered to Parent and Merger Sub a counterpart to each Transaction Document (other than the Consent Agreements) to which the Company or any Shareholder or other Person contemplated to be a party to such Transaction Document (other than Parent or Merger Sub) is a party, duly executed by a duly authorized representative of such Person.

(b)    At the Closing, Parent and/or Merger Sub, as applicable, shall deliver or cause to be delivered to the Company a counterpart to each Transaction Document (other than the Consent Agreements) to which Parent or Merger Sub is a party, duly executed and delivered by a duly authorized representative of such Person.

(c)    At the Closing, the Company shall deliver or cause to be delivered to Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a), Section 8.2(b), Section 8.2(c), Section 8.2(d) and Section 8.2(e) have been fulfilled.

(d)    At the Closing, Parent shall deliver or cause to be delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a), Section 8.3(b), Section 8.3(c), Section 8.3(d) and Section 8.3(e) have been fulfilled.

(e)    At the Closing, the Company shall deliver, or shall cause to be delivered, to Parent duly executed letters (in form and substance reasonably satisfactory to Parent) from each current officer, director and advisory director of the Company or of any Subsidiary of the Company, in each case providing for the resignation of such individual from such position(s) effective as of the Effective Time.

(f)    At the Closing, the Company shall deliver or cause to be delivered to Parent (w) revocations of the powers of attorney set forth on Section 2.6(f) of the Schedules, (x) a written confirmation or other statement from each Company Bank of the balance of Cash and Cash Equivalents on deposit at each Company

Bank as of the close of business on the Business Day immediately preceding the Closing Date (including, without limitation, in any demand deposit, time deposit, checking, disbursement, savings, investment, brokerage, or other account), (y) written confirmations of the value to be received or paid by the Surviving Corporation (on or subsequent to the Closing Date) as a result of the termination of a Hedge pursuant to Section 7.15 (such confirmations to be from the counterparty making or receiving such payment), and (z) a listing of the amount of each outstanding (uncashed) check, pending/in-transit deposit and pending/in-transit wire transfer or other disbursement, in each case, not yet reflected in the balance of Cash and Cash Equivalents on deposit at each Company Bank (such amounts, in the aggregate, the “Pending/In-Transit Cash Items”) (the aggregate net amount of Cash and Cash Equivalents set forth in the written confirmations or other statements contemplated by clauses (x) and (y), as adjusted for the Pending/In-Transit Cash Items, the “Confirmed Closing Cash”).

ARTICLE III
MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 3.1    Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any securities of the Company, Parent or Merger Sub, each of the following shall occur:

(a)    At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (a “Common Share”) shall be cancelled and shall be converted automatically into the right to receive 93.731296 validly issued, fully paid and nonassessable shares of Parent Common Stock (as adjusted pursuant to Section 3.1(e), the “Exchange Ratio”)(based on 150,430 shares of Common Stock outstanding), subject to further adjustment in accordance with Section 3.4 (the “Merger Consideration”).

(b)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, each share of common stock, no par value per share, of Merger Sub shall be converted into one share of common stock, no par value per share, of the Surviving Corporation so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

(c)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned directly or indirectly by the Company (whether as treasury stock or otherwise) shall, by virtue of the Merger and without any other action on the part of the Company, be canceled and no consideration shall be delivered in exchange therefor.

(d)    From and after the Effective Time, except for the right to receive the Merger Consideration upon compliance with Section 3.3(b) or Section 3.3(h), holders of Common Shares will not be and will not have any rights as, holders of New Common Stock (including any rights to vote, or any rights to receive distributions on, any New Common Stock), until such time that such holders have delivered the required documentation and surrendered any Certificates as contemplated by Section 3.3(b) or have otherwise complied with Section 3.3(h).

(e)    The Parties agree that the aggregate Merger Consideration payable with respect to all of the Common Shares (i.e., the product of (x) the Average Parent Common Stock Price, (y) the Exchange Ratio, and (z) the aggregate number of Common Shares) shall be automatically (i) reduced at Closing in an amount equal to the sum of (A) Transaction Expenses and (B) if the Closing Net Funded Indebtedness exceeds the Target Net Funded Indebtedness, the amount of such excess, and (ii) if the Target Net Funded Indebtedness exceeds the Closing Net Funded Indebtedness, increased at Closing in an amount equal to such excess. In furtherance of the foregoing, the aggregate value of the amounts contemplated by clauses (i) and (ii) of the immediately preceding sentence (the “Closing Adjustments”) shall be allocated proportionately among the Common Shares and the Exchange Ratio shall be automatically adjusted by the amount of the Closing Adjustments attributable to each share of Common Stock. An illustration of the adjustments contemplated by the foregoing is set forth in Annex H. Without limiting any other provision of this Agreement, and for the avoidance of doubt, the Parties shall, as contemplated by Section 3.1(a) and Section 3.4, also adjust the Exchange Ratio in respect of any increase or decrease in the issued and outstanding shares of Common Stock occurring in connection with the consummation of the Merger Transactions (e.g., upon the vesting of grants or other awards of Common Stock (or Rights with respect thereto) contemporaneous with the consummation of the Merger Transactions).

Section 3.2    Rights As Shareholders; Stock Transfers.

(a)    All Common Shares when converted in accordance with Section 3.1(a) shall cease to be outstanding and shall automatically be cancelled and cease to exist. At the Effective Time, each holder of Common Shares shall cease to be a shareholder of the Company and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional shares of New Common Stock in accordance with Section 3.3(e), and (iii) any cash amounts payable in accordance with Section 3.3(c) following such shareholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3.

(b)    At the Effective Time, the stock transfer books of the Company shall be closed immediately and there shall be no further registration of transfers on the stock transfer books of the Company with respect to Common Shares.

Section 3.3    Exchange of Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Merger Sub shall enter into an agreement with Parent’s transfer agent (or another entity reasonably acceptable to the Company) to act as agent for the holders of Common Shares in connection with the Merger (the “Exchange Agent”) and to receive the Merger Consideration and cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.3(e) to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the former holders of Common Shares, for issuance in accordance with this Article III through the Exchange Agent, the number of shares of Parent Common Stock issuable to the holders of Common Shares outstanding immediately prior to the Effective Time pursuant to Section 3.1. Parent shall make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments for any dividends pursuant to Section 3.3(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e), in each case, without interest. Any shares of Parent Common Stock and cash (including as payment for any fractional shares of New Common Stock in accordance with Section 3.3(e) and any dividends with respect to such fractional shares of New Common Stock in accordance with Section 3.3(c)) deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Common Shares pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(c) and Section 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b)    Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each record holder of Common Shares as of the Effective Time (other than the Company and its Subsidiaries) (i) a letter of transmittal (which shall specify that delivery of Common Shares shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in substantially form of Annex D hereto, with such changes therein as may be reasonably required by the Exchange Agent, the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by Parent and the Company prior to the Effective Time) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the Common Shares represented by such Certificates. Upon surrender of Certificates for cancellation to the Exchange Agent together with such Letters of Transmittal, properly (and fully) completed and duly executed, and such other documents as may be required pursuant to such instructions, each holder of Common Shares immediately prior to the Effective Time (other than the Company and its Subsidiaries) shall be entitled to receive in exchange therefor (A) shares of New Common Stock (which shall be in uncertificated book-entry form) and which shall represent, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all Common Shares then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III (after taking into account all Common Shares then held by such holder), consisting of cash payable in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e) and any dividends pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional shares of New Common Stock, or any dividend payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Common Shares that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such Common Shares may be paid to a transferee, if the Certificate representing such Common Shares is presented to the Exchange Agent, and accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Common Shares or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and such Certificate has been surrendered, as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Common Shares represented thereby, any cash amounts payable in lieu of fractional shares of New Common Stock, and any dividends pursuant to Section 3.3(c).

(c)    Parent Dividends with Respect to Unexchanged Common Shares. No dividends declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Common Shares with respect to shares of New Common Stock that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional shares of New Common Stock shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificate(s) as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h). Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of New Common Stock to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any dividend with respect to shares of Parent Common Stock with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to such whole shares of New Common Stock, and (ii) on the appropriate payment date with respect thereto, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such whole shares of New Common Stock.

(d)    No Further Rights in Common Shares. All shares of New Common Stock delivered and cash paid upon conversion of a Common Share in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Common Share.

(e)    Fractional New Common Stock. No certificates or scrip or shares representing fractional shares of New Common Stock or book-entry credit of the same shall be issued or delivered, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any share of New Common Stock. Notwithstanding any other provision of this Agreement, each holder of Common Shares converted in the Merger who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all Common Shares exchanged by such holder) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Parent Common Stock Price, and (ii) the fraction of a share of New Common Stock that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Common Shares on the 365th day following the Effective Time shall be delivered to Parent if and when demanded by Parent and, from and after such delivery, any former holders of Common Shares who have not theretofore complied with this Article III shall thereafter look only to the Buyers for the Merger Consideration payable in respect of such Common Shares, any cash in lieu of a fractional share of New Common Stock to which they are entitled pursuant to Section 3.3(e), or any dividends or distributions with respect to shares of New Common Stock to which they are entitled pursuant to Section 3.3(c) following compliance with Section 3.3(b) or Section 3.3(h), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Common Shares immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, be held by Parent and be subject to applicable escheat, abandoned property or similar laws.

(g)    No Liability. To the fullest extent permitted by Law, none of the Buyers, the Company, the Surviving Corporation or their respective Representatives shall be liable to any holder of Common Shares for any of the Merger Consideration (including any dividends with respect to Parent Common Stock) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver and pay the Merger Consideration payable in respect of Common Shares represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c) or Section 3.3(e).

(i)    Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as the Exchange Agent reasonably deems to be required to be deducted and/or withheld under the Code or any provision of state, local or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of Common Shares prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Common Shares in respect of whom such deduction and withholding was made by the Exchange Agent.

(j)    Investment of the Exchange Fund. Parent shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to the Shareholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to Parent.

Section 3.4    Anti-Dilution Provisions. Whether or not permitted by this Agreement, in the event of (a) any subdivision, reclassification, recapitalization, split, reverse split, stock distribution or dividend, combination or exchange with respect to Common Stock (or Rights with respect thereto) or shares of Parent Common Stock (or Rights with respect thereto), or (b) any other change in the number of Common Stock (or Rights with respect thereto) from that set forth in Section 5.6, then in each such case the Merger Consideration, the Exchange Ratio, and (if applicable) the number of shares of New Common Stock to be issued in the Merger shall be correspondingly adjusted to reflect the effect of such change (subject to further adjustment in accordance with this Section 3.4). For the purposes of clarity, the Exchange Ratio shall be appropriately reduced if any shares of Company Common Stock are issued after the date hereof such that the aggregate Merger Consideration paid by Parent with respect to all shares of Common Stock prior to such issuance is the same aggregate Merger Consideration paid by Parent with respect to all shares of Common Stock after such issuance.

ARTICLE IV
ACTIONS PENDING MERGER

Section 4.1    Conduct of Business by the Company. Except for actions (i) expressly contemplated or permitted by this Agreement, (ii) required by applicable Law, (iii) expressly set forth in Section 4.1 of the Schedules, or (iv) taken with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned (provided, however, that any action by the Company or its Subsidiaries contemplated by Section 4.1(d)(i)(A) (to the extent related to the Powder River Basin or Delaware Basin) shall not be taken without the prior written consent of Parent (which may be given or withheld in Parent’s sole and absolute discretion)), from the date hereof until the Effective Time, the Company shall not, and shall cause its Subsidiaries to not:

(a)    (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course of business, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (ii) take any action that could reasonably be expected to constitute a Company Material Adverse Effect, or materially delay any approvals required for, or consummation of, the Merger Transactions;

(b)    (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement and discussed on Section 5.6(b) of the Schedules) or any additional Rights, or (ii) enter into any agreement with respect to the foregoing;

(c)    (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights;

(d)    (i) sell, lease or otherwise dispose of any portion of its assets, business or properties (including the abandonment, transfer or termination of any lease, well, Contract, surface right or equipment but excluding replacement of obsolete or damaged equipment) (A) subject to Parent’s sole and absolute discretion as set forth above, in the Powder River Basin or the Delaware Basin, or (B) if the purchase price for such transaction is greater than $1,000,000 (it being understood that any such transactions shall not, in the aggregate, exceed $10,000,000), other than the sale of Hydrocarbons in the ordinary course of business, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other Person other than supplies and equipment in the ordinary course of business, (iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person, or (iv) convert from its existing business entity type to any other business entity;

(e)    make or declare any dividend or distribution to the holders of Common Shares or to the holders of any other units of or interests in the Company;

(f)    amend the Company Articles of Incorporation, the Company Bylaws, or the governing documents of any of the Company’s Subsidiaries, in each case, as in effect on the date of this Agreement;

(g)    (i) other than in the ordinary course of business, enter into any Contract (A) that, if entered into prior to the date hereof, would be a Material Contract hereunder if it were entered into prior to the date hereof, or (B) that is reasonably expected to give rise to a material liability, or (ii) enter into any Contract with an Affiliate of the Company or with Agave or any of Agave’s Subsidiaries;

(h)    modify, amend, terminate, renew, extend, transfer, assign, or waive or assign any rights under, any Material Contract;

(i)    waive, release, assign, settle or compromise any Proceeding (i) involving the payment by the Company or any of its Subsidiaries of any amount in excess of $2,500,000 in the aggregate, (ii) constituting a state or federal regulatory Proceeding, whether or not seeking damages, (iii) seeking an injunction or other equitable relief, (iv) that involves a conduct remedy or injunctive or similar relief, (v) that involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries, or (vi) has a restrictive impact on the business of the Company or any of its Subsidiaries taken as a whole, in any material respect;

(j)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(k)    fail to use commercially reasonable efforts to maintain in full force without interruption the Material Insurance Policies or comparable insurance coverage;

(l)    enter into any partnership, joint venture agreement or similar arrangement;

(m)    (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any Proceeding or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(n)    (i) adopt, enter into, amend, modify or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Company Benefit Plan, (ii) grant any severance or termination pay to an officer or director or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, enter into or amend, or modify any plan (including, without limitation, any cash incentive plan), policy, program or arrangement for the benefit of any current or former directors or officers or employees of the Company or any of its Subsidiaries or any of their beneficiaries, (iv) pay or agree to pay any severance, retention, change in control, or other transaction-related compensation or benefits to any current or former director, employee, consultant or independent contractor; (v) grant any new equity awards to any employee, consultant or director; or (vi) other than in the ordinary course of business, hire or engage any Person, or approve or make modifications of the salary, bonus or other compensation (including incentive compensation) payable to any employee, officer, director or agent of the Company or any of its Subsidiaries, in each case, whose base salary exceeds $100,000 per annum;

(o)    (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing credit facilities, (ii) create any Lien other than a Permitted Lien or Permitted Encumbrance, or (iii) assume, guarantee, or otherwise become liable or responsible (whether directly, contingently or otherwise) for any obligations of any Person (other than the Company or any of its Subsidiaries) to secure Indebtedness;

(p)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q)    enter into any agreement that restricts the ability to engage or compete in any line of business related in any respect to the business of the Company and its Subsidiaries, taken as a whole, or enter into any agreement that restricts the ability to enter a new line of business;

(r)    enter into any agreement that restricts the ability to engage or compete in any line of business related in any respect to the business of the Buyers, taken as a whole, or enter into any agreement that restricts the Buyers’ ability to enter a new line of business;

(s)    make (i) any individual capital expenditure (which shall include any investments by contribution to capital, property transfers, purchase of securities or otherwise) or make any commitment to make any capital expenditure (which shall include any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $1,000,000 (net to the Company’s interest) or (ii) aggregate capital expenditures in excess of $2,500,000, in each case, other than (A) pursuant to existing commitments or business plans expressly described in Section 5.18 of the Schedules, (B) to repair, maintain or replace any assets, properties or facilities in the ordinary course of business (and to the extent so reflected in the Company’s current budget), or (C) provided that Parent is given notice thereof as promptly as reasonably practicable thereafter, as may be necessary to maintain or restore safe operations of the Oil and Gas Properties or respond to any catastrophe or other emergency situation;

(t)    cancel any debts, settle, waive, or release any claims or rights, or pay, discharge, or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) other than in the ordinary course of business in an amount not to exceed $2,500,000 in the aggregate or where the amount paid or payable does not exceed the amount reserved against such matter in the Financial Statements;

(u)    knowingly take any action that is intended to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VIII not being satisfied, (iii) any prevention or material delay of the consummation of the Merger (other than as a result of enforcement of the Company’s rights under this Agreement), or (iv) a violation, in any material respect, of any covenant set forth in this Agreement;

(v)    incur any Funded Indebtedness that is not expressly set forth in Section 5.8(b) of the Schedules on the date hereof (and, for the purposes of clarity, without regard to any Schedule Supplement); or

(w)    agree or commit to do anything prohibited by clauses (a) through (v) of this Section 4.1.

Section 4.2    Conduct of Business by the Buyers. Except for actions (i) expressly contemplated or permitted by this Agreement, (ii) required by applicable Law, (iii) expressly set forth in Section 4.2 of the Schedules, or (iv) taken with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Buyers shall not, and shall cause each of their respective Subsidiaries not to:

(a)    conduct its business and the business of its Subsidiaries other than in the ordinary course except as could not reasonably be expected to constitute a Parent Material Adverse Effect;

(b)    amend or propose to amend the Parent Certificate of Incorporation or Parent Bylaws, in each case, in a manner that would prevent or materially delay consummation of the Merger Transactions or alter the terms of the Parent Common Stock;

(c)    authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(d)    knowingly take any action (including entering into any business combination or other transaction) that is intended to result in (i) any representations and warranties of the Buyers set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VIII not being satisfied, (iii) any prevention or material delay of the consummation of the Merger (other than as a result of enforcement of Buyers’ rights under this Agreement), or (iv) a violation, in any material respect, of any covenant of Buyers set forth in this Agreement;

(e)    directly or indirectly sell, transfer or otherwise dispose of, or purchase, acquire or otherwise become beneficial owner of, any Common Shares or any other interests in the Company; or

(f)    agree or commit to do anything prohibited by clauses (a) through (e) of this Section 4.2.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement corresponding to the applicable provisions of this Article V, the Company represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows; provided, however, that notwithstanding anything stated in this Agreement to the contrary, any representations or warranties of Company in this Article V relating to any Company assets (including any Oil and Gas Properties), or to the ownership, operation, or condition thereof, that are not operated by the Company or its Subsidiaries shall be deemed qualified and made only to the Company’s knowledge:
Section 5.1    Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of New Mexico and has the corporate power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted. The copies of the Company Articles of Incorporation and Company Bylaws previously made available by the Company to Parent are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership, operation or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to constitute a Company Material Adverse Effect.

Section 5.2    Subsidiaries. All of the Subsidiaries of the Company are set forth in Section 5.2 of the Schedules. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate or lease their properties and to conduct their business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership, operation or leasing of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to constitute a Company Material Adverse Effect.

Section 5.3    Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it will be a party and, subject to receipt of the approvals described in Section 5.5, to consummate the Merger Transactions. The execution and delivery of this Agreement (and, in the case of the Transaction Documents to which it will be a party, will be when delivered), and the consummation of the Merger Transactions have been duly and validly authorized and approved by the Company Board, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been, and upon its execution and delivery, each of the Transaction Documents to which the Company will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Transaction Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Transaction Documents to which the Company will be a party will constitute, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, “Enforceability Exceptions”).

Section 5.4    No Conflict. Subject to required filings under federal and state securities laws, and assuming the other consents and approvals contemplated by Section 5.5, Section 6.4 and Article II are obtained and assuming the consents, waivers and approvals specified in Section 7.1 are obtained, and except as set forth in Section 5.4 of the Schedules, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the Company do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (b) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) result in the creation of any Lien on any of the assets of the Company or any of its Subsidiaries’ assets, (d) constitute a breach or violation of, or a default under, the Company Articles of Incorporation, Company Bylaws or other organizational documents of the Company or any of its Subsidiaries or (e) cause the Merger Transactions to be subject to Takeover Laws.

Section 5.5    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Parent and Merger Sub contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the Merger Transactions, except for (a) applicable requirements of the HSR Act as described in Section 5.5 of the Schedules, (b) any consents, approvals, authorizations, designations, declarations or filings that are customarily obtained or made after closing, (c) as otherwise disclosed in Section 5.5 of the Schedules, (d) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (e) the filing of the Articles of Merger with the Secretary of State of the State of New Mexico.

Section 5.6    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, par value $1.00 per share, (i) 150,430 of which are issued and outstanding as of the date of this Agreement, and (ii) 50,000 of which are held in treasury by the Company. All of the Common Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b)    Except as set forth in Section 5.6(b) of the Schedules, there are (i) no subscriptions, calls, Contracts, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Common Stock or other equity interests of the Company or the equity interests of any Subsidiary of the Company, or any other agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or any of its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any of its Subsidiaries. Except as set forth in Section 5.6(b) of the Schedules, neither the Company nor any of its Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or any of its Subsidiaries.

(c)    Except as set forth in Section 5.6(c) of the Schedules, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries, in each case, free and clear of any Liens other than Permitted Liens.

(d)    Set forth on Section 5.6(d) of the Schedules is a complete, true and correct list of all of the holders of shares of capital stock of the Company.

Section 5.7    Financial Statements. Attached as Section 5.7(a) of the Schedules are (a) the audited consolidated balance sheets and statements of operations and comprehensive income, stockholders’ equity and cash flow of the Company and its Subsidiaries as of and for the years ended December 31, 2015 and December 31, 2014 together with the auditor’s reports thereon (the “Audited Financial Statements”), and (b) an unaudited consolidated balance sheet and statements of income, cash flow and stockholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2016 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). Except as set forth in Section 5.7(b) of the Schedules, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and for normal year-end adjustments). The Company and its Subsidiaries maintain accurate books and records reflecting each of their assets and liabilities and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP.

Section 5.8    Undisclosed Liabilities.

(a)    Except as set forth in Section 5.8(a) of the Schedules, there is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries that would be required to be set forth in a balance sheet of the Company and its Subsidiaries (or the notes thereto) prepared in accordance with GAAP, except for liabilities and obligations (i) to the extent reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which arise as a result of a violation of Law or breach of contract), (iii) relating to expenses actually incurred in connection with this Agreement and the Merger Transactions, (iv) arising under this Agreement and any Transaction Document or the performance by the Company of its obligations in accordance with the terms of this Agreement and any Transaction Document, and (v) that have been discharged or paid in full prior to the date hereof.

(b)    Other than as set forth in Section 5.8(b) of the Schedules, the Company has no other outstanding Indebtedness (including, for the purposes of clarity, Funded Indebtedness).

Section 5.9    Litigation and Proceedings. Except as set forth in Section 5.9 of the Schedules, there are, and since January 1, 2012 there have been, no Proceedings pending before or by any Governmental Authority or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or otherwise related to the Oil and Gas Properties. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would reasonably be expected to have a material and adverse impact on the Company. Except as set forth on Section 5.9 of the Schedules, (a) there is no Order or, to the Company’s knowledge, investigation of any nature pending, rendered, or to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and (b) there are no Orders outstanding against the Company or any of its Subsidiaries.

Section 5.10    Compliance with Laws. Except with respect to matters set forth in Section 5.10 of the Schedules, (a) the Company and its Subsidiaries are, and have been since January 1, 2012, in compliance with all applicable Laws and Orders to which they are subject and (b) neither the Company nor its Subsidiaries have received any written notice of material violation of any Laws or Permits in connection with the ownership or operation of the Oil and Gas Properties that has not been corrected or settled. Since January 1, 2012, none of the Company or any of its Subsidiaries has received any written or, to the knowledge of the Company, any other notice or allegation of any material violation of or material noncompliance with any Law or Order on the part of the Company or any of its Subsidiaries or involving their respective businesses, or directing the Company or any of its Subsidiaries to take any material remedial action with respect to any Law or Order or otherwise, and no material deficiencies of the Company or any of its Subsidiaries have been asserted by any Governmental Authority since such date. None of the Company or any of its Subsidiaries has, since January 1, 2012, conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by the Company or any of its Subsidiaries or any of their respective officers, directors or employees. No representation or warranty by the Company is made under this Section 5.10 with respect to tax matters, which are covered exclusively by Section 5.14, or environmental matters, which are covered exclusively by Section 5.22.

Section 5.11    Contracts; No Defaults.

(a)    Section 5.11(a) of the Schedules contains a complete, current and correct listing of all Contracts (which lists Contracts by each applicable subsection referenced below in this Section 5.11(a) that are described in clauses (i) through (xxii) below), but excluding any Company Benefit Plans, (the “Material Contracts”) to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets are bound, in each case, that are in effect on the date of this Agreement. True, correct and complete copies of the Material Contracts have been delivered to or made available to Parent or its Representatives.

(i)Any Contract that could reasonably be expected to result in aggregate payments by or to the Company or any of its Subsidiaries of more than $5,000,000 in any one-year period after the date hereof, or $10,000,000 in the aggregate over the life of such Contract;

(ii)Any Contract that is a purchase and sale agreement and provides for the sale or other disposition after the date hereof of any Oil and Gas Properties or other material assets of the Company or any of its Subsidiaries (A) that remains executory as of the date of this Agreement with regard to the requirement of Company to sell or deliver such property (other than conventional rights of reassignment contemplated by Section 5.11(a)(xix)) or (B) was entered into by the Company on or after January 1, 2012 with respect to which the Company or any of its Subsidiaries assumed or retained any material environmental liabilities or plugging and abandonment liabilities outside of the ordinary course of business;

(iii)Any Affiliate Agreement;

(iv)Any Contract containing any limitation on the freedom or ability of the Company or any of its Subsidiaries (or which following the Closing Date would purport to limit the freedom of the Company or any of its Affiliates) to engage in any line of business or compete with any Person or to operate at any location in the world, including non-competition, non-solicitation and standstill obligations or exclusivity rights;

(v)Any Contract pursuant to which the Company or any of its Subsidiaries has guaranteed any Indebtedness or the performance of a third party (e.g., performance guarantees, including the performance of payment obligations);

(vi)Any Contract (A) with respect to the Leased Real Property or (B) pursuant to which the Company or any of its Subsidiaries is lessee of any personal property and is obligated to make payments in excess of $50,000 in any one-year period after the date hereof;

(vii)Any Contract pursuant to which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

(viii)Any Contract continuing over a period of more than six months from the date thereof not terminable by the Company or the applicable Subsidiary thereof on 30 days’ or less notice without payment or penalty;

(ix)Any Contract pursuant to which the Company or any of its Subsidiaries has granted any power of attorney;

(x)Any Contract pursuant to which the Company or any of its Subsidiaries is obligated to indemnify a third party;

(xi)Any Contract containing most-favored nation clauses;

(xii)Any settlement or similar agreement (other than separation and release agreements signed by departing employees) with unsatisfied or continuing obligations in excess of $2,500,000;

(xiii)Any Contract entered into since January 1, 2012 (A) relating to the acquisition or disposition of any business or entity (whether by merger, sale of stock, sale of assets or otherwise), (B) to the knowledge of the Company, that resulted in the acquisition of all or substantially all assets of any Person, or (C) relating to the acquisition or disposition of any material asset or property (any Oil and Gas Property (other than conventional rights of reassignment contemplated by Section 5.11(a)(xviii)) being deemed material for purposes hereof), and, in the case of each of (A), (B) and (C), if thereunder there are currently effective obligations (including contingent obligations) of the Company or any of its Subsidiaries with respect to material environmental liabilities or plugging and abandonment liabilities assumed or retained outside of the ordinary course of business;

(xiv)Any Contract providing for the use, license or sublicense of Intellectual Property (other than commercial off-the-shelf software);

(xv)Any Contract that contains calls upon or options to purchase Hydrocarbon production excluding calls upon or options made by a Governmental Authority under federal oil and gas leases in times of war or other public emergencies or as otherwise permitted under applicable law, or is a dedication of Hydrocarbon production or otherwise requires Hydrocarbon production to be gathered, transported, processed or sold in a particular fashion;

(xvi)Any Contract to which the Company or any of its Subsidiaries is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions;

(xvii)Any Contract that (A) constitutes a development agreement, participation agreement, exploration agreement, farmout/farmin agreement, partnership agreement, joint venture agreement, exchange agreement or similar Contract (excluding any tax partnership or joint or unit operating agreement) or (B) contains area of mutual interest provisions that remains in effect;

(xviii)Any Contract (executory or otherwise) to sell, lease, farmout/farmin, or otherwise dispose of or encumber any material interest in any of the Oil and Gas Properties after the Effective Time, other than conventional rights of reassignment arising in connection with the Company’s or its Subsidiaries’ surrender or release of any of the Oil and Gas Properties;

(xix)Any Contract that would obligate the Company or any of its Subsidiaries to drill and/or complete additional wells or conduct other material development operations after the Effective Time (but excluding (A) any AFEs or proposals or commitments relating to the Oil and Gas Properties, which are covered exclusively by Section 5.18, or (B) any Leases which may contain implied obligations to drill wells or conduct other material development operations);

(xx)Any Contract that is a water rights agreement covering the extraction of groundwater that is granted by the State of New Mexico (but excluding temporary use permits), material water rights agreement, or disposal agreement with third parties with respect to produced water, in each case, except for any agreement that is terminable, without penalty, upon no more than 60 days’ notice;

(xxi)Any (A) employment agreement (other than at-will agreements that may be terminated with or without notice and with or without liability to the Company or any of its Subsidiaries) or (B) Contract that provides for (1) a payment by the Company or one (or more) of its Subsidiaries upon a change of control of the Company (or similar transaction) or (2) severance payments or benefits; and

(xxii)Any other Contract material to the financial condition, properties, employee relations (other than at-will agreements that may be terminated with or without notice and with or without liability to the Company or any of its Subsidiaries), customer relations, supplier relations or business prospects of the Company or any of its Subsidiaries.

(b)    With respect to the Company and its Subsidiaries, each Material Contract is valid and binding and in full force and effect and is enforceable in accordance with its terms subject to Enforceability Exceptions. With respect to any party to a Material Contract other than the Company or its Subsidiaries, to the knowledge of the Company, each Material Contract is valid and binding and in full force and effect and is enforceable in accordance with its terms subject to Enforceability Exceptions. To the knowledge of the Company, no event or condition exists which constitutes a default, or with notice or lapse of time or both would become a default, on the part of the Company or any of its Subsidiaries under any Material Contract or any other party to a Material Contract. Except as set forth on Section 5.11(b) of the Schedules, (i) none of the Company or any of its Subsidiaries has received written notice of an intention by any party to any Material Contract of such party’s intent to cancel or terminate such Material Contract or amend the terms thereof in any material respect, and (ii) the consummation of the Merger Transactions will not affect the validity, enforceability and continuation of any Material Contract on the same terms applicable to such Material Contract as of the date hereof.

Section 5.12    Company Benefit Plans.

(a)    Section 5.12(a) of the Schedules sets forth a complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto) (other than at-will agreements that may be terminated with or without notice and with or without liability to the Company or any of its Subsidiaries), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not tax-qualified and whether or not subject to ERISA, which is or has been within the previous six years maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any employer (whether or not incorporated) that is treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code (each an “ERISA Affiliate”) has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 5.12(a) of the Schedules, each, a “Company Benefit Plan”).

(b)    With respect to each Company Benefit Plan, the Company has delivered or made available to Parent true, correct and complete copies of (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, and employee handbooks, including the 2016 Benefit Guidebook relating to any Company Benefit Plan; (v) in the case of any Company Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules and financial statements attached; (vi) a copy of the most recent actuarial valuation and reports (if applicable) related to any such Company Benefit Plan; (vii) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination or opinion letter issued by the IRS; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Company Benefit Plan.

(c)    Except as would not reasonably be expected to constitute a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained and administered in accordance with its terms, ERISA and the Code, and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been paid or accrued and reflected in the Financial Statements to the extent required by GAAP.

(d)    Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) is so qualified, (iii) has received a favorable determination or opinion letter from the IRS as to its qualification or has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and (iii) nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such qualified Company Benefit Plan.

(e)    Except as set forth in Section 5.12(e) of the Schedules, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(f)    Except as set forth in Section 5.12(f) of the Schedules, (i) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied and (C) a complete withdrawal from such Multiemployer Plan(s) at the Effective Time, would not result in any material liability to the Company, (ii) no Company Benefit Plan is a “multiple employer plan” (within the meaning of Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Company Benefit Plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412)(a) of the Code; and (iv) no “reportable event,” as defined in section 4043 of ERISA, has occurred with respect to any Company Benefit Plan.

(g)    Except as disclosed in Section 5.12(g) of the Schedules, with respect to the Company Benefit Plans, no Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened. No Company Benefit Plan has within the last three years been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)    Except as disclosed in Section 5.12(h) of the Schedules, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger Transactions will (either alone or upon the occurrence of any additional or subsequent events) (i) entitle any Person to any severance pay or any other payment, (ii) result in the acceleration or creation of any rights of any Person to payments or benefits or increases in any payments or benefits or any loan forgiveness. Except as set forth in Section 5.12(h) of the Schedules, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in any payment that would not be deductible pursuant to Section 280G of the Code or that would require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(i)    Except as disclosed in Section 5.12(i) of the Schedules, there has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of the Company nor any of its Affiliates has any legally binding commitment or obligation, or has made any representations, to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any collective bargaining agreement.

(j)    Except as disclosed in Section 5.12(j) of the Schedules and other than as required under Section 601 et. seq. of ERISA, no Company Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(k)    Except as disclosed in Section 5.12(k) of the Schedules or as otherwise required by Law, each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyers, the Company or any of their Affiliates other than accrued benefit liabilities and ordinary administrative expenses typically incurred in a termination event.

Section 5.13    Labor Matters.

(a)    (i) Neither the Company nor any of its Subsidiaries is a party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other agreements with any union, works council or labor organization (each a “Union”), and (ii) no group of employees of the Company or any of its Subsidiaries are represented by any Union for purposes of collective bargaining with the Company or any of its Subsidiaries.

(b)    Except as set forth in Section 5.13(b) of the Schedules, since January 1, 2012: (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor and employment, including all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; harassment; retaliation; disability; reasonable accommodation; labor relations; wages and hours; hours of work; payment of wages; overtime compensation; meal and break periods; child labor; immigration; workers’ compensation; employee benefits; background and credit checks, working conditions; occupational safety and health; family and medical leave; unemployment insurance; privacy; health information privacy and security, and employee terminations; and (ii) to the knowledge of the Company, there are no pending or threatened, Proceedings against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, consultant, independent contractor, subcontractor, leased employee, volunteer, or “temp” of the Company or any of its Subsidiaries, or any group or class of the foregoing, or any Governmental Authority, in each case, in connection with an allegation of a violation of any labor or employment Laws.

Section 5.14    Taxes.

(a)    All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)    The Company and its Subsidiaries have fully and timely paid all Taxes that have become due and payable.

(c)    All amounts of Tax required to be withheld by the Company and its Subsidiaries have been timely withheld and, to the extent required, paid over to the appropriate Governmental Authority. The Company and its Subsidiaries have complied with all information reporting and backup withholding requirements, including maintenance of required forms and other records.

(d)    Except as set forth in Section 5.14(d) of the Schedules, no deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority (either in writing or verbally, formally or informally) against the Company or any of its Subsidiaries (or has been threatened or proposed). No waiver or extension of any statute of limitations with respect to the assessment or collection of Taxes is in effect for the Company or its Subsidiaries.

(e)    Except with respect to the Spin-Off and as set forth in Section 5.14(e) of the Schedules, there are no Tax indemnification or Tax sharing agreements under which the Company or any of its Subsidiaries would reasonably be expected to be liable for the Tax liability of an entity that is neither the Company nor any of its Subsidiaries other than pursuant to customary commercial contracts not primarily related to Taxes for which any tax indemnity, if any, in such contracts is not a material liability.

(f)    Other than with respect to the Spin-Off, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(g)    Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder. The Company and its Subsidiaries have made disclosures on their Tax Returns (i) of all positions taken that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or (ii) as required by Treasury Regulation Section 1.6011-4.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss for any taxable period or portion thereof after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed on or prior to the Closing Date, (iii) deferred intercompany gain or excess loss account in the stock of any Subsidiary of the Company as of the Closing Date under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated on or prior to the Closing Date, (iv) installment sale or open transaction disposition consummated on or prior to the Closing Date or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code (or any similar provision of Law) made on or prior to the Closing Date.

(i)    Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of Law) except for any group the common parent of which is or was the Company or any predecessor or, (ii) any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, except for the liability of members of an affiliated group that includes the Company or any predecessor.

(j)    The Spin-Off qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code for the Company and Agave and under Section 355 and related provisions of the Code (including Section 361(c)(1) of the Code), and will not be taxable by reason of Section 355(e) of the Code.

(k)    At the Effective Time, the Company will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of the Company. For this purpose, amounts used to pay holders of dissenting shares or to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) made by the Company immediately prior to the Merger will be considered as assets held by Company at the Effective Time.

Section 5.15    Brokers’ Fees. Except as set forth in Section 5.15 of the Schedules, no broker, finder, investment banker or other Person is directly or indirectly entitled to any brokerage fee, finders’ fee or other contingent fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.16    Permits. The Company and its Subsidiaries are in possession of all material Permits (including Environmental Permits) necessary for the Company to own, lease and operate its properties and assets as currently owned and being operated or to carry on its business as it is now being conducted (the “Company Permits”). To the knowledge of the Company, all Company Permits are in full force and effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company and its Subsidiaries are not, and since January 1, 2012 have not been, in material violation or breach of, or default under, any Company Permit, and, to the knowledge of the Company, no event has occurred that upon receipt of notice or lapse of time or both would constitute any default under any Company Permit. As of the date of this Agreement, to the knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Company Permit (in each case, with or without notice or lapse of time or both).

Section 5.17    Real Property.

(a)    With respect to the Owned Real Property: (i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens other than Permitted Liens; (ii) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any material portion thereof which is still in effect, other than any such lease or grant to the extent constituting a Permitted Lien; and (iii) neither the Company nor any of its Subsidiaries has granted or is otherwise a party to or obligated under any outstanding options, rights of first refusal, rights of first offer, rights of reverter or other third party rights to purchase such Owned Real Property or any portion thereof or any interest therein.

(b)    Neither the Company nor any of its Subsidiaries are in material default under any lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party, and no condition exists which (with notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or (to the knowledge of the Company) by the other parties thereto, in each case, other than such defaults as would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as set forth in Section 5.17(b) of the Schedules, neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property (or the leasehold interests or rights therein) created by, through or under the Company or any of its Subsidiaries.

(c)    No representation or warranty by the Company is made under this Section 5.17 with respect to the Oil and Gas Properties.

Section 5.18    Commitments, Abandonments or Proposals. Except as set forth in Section 5.18 of the Schedules, as of the date of this Agreement: (a) the Company has not committed to any authorization(s) for expenditure (“AFE”) or other capital commitment(s) that remain outstanding (including, without limitation, and well connection costs) relating to the Oil and Gas Properties, or the takeaway, gathering, transport, processing, treating, disposal, handling, or marketing of hydrocarbons, produced water or other waste products therefrom, for which all of the activities anticipated in such AFE(s) or other such outstanding commitment(s) have not been completed and the uncompleted portion of each such AFE or such commitment requires expenditure after the Effective Time in excess of $1,000,000 (net to the Company’s interest), and no such AFE or other proposal or commitment is outstanding.

Section 5.19    Absence of Changes. Since December 31, 2015 through the date of this Agreement, except as set forth in Section 5.19 of the Schedules, (a) there has not been a Company Material Adverse Effect, and (b) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business (it being understood that, for purposes of this Section 5.19, the taking of any action specifically permitted by the exceptions in the covenants contained in Section 4.1 shall be deemed to be in the ordinary course of business). In addition, without limiting the generality of the foregoing, except as set forth in Section 5.19 of the Schedules, since December 31, 2015 through the date of this Agreement, none of the Company or any of its Subsidiaries has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Parent pursuant to Section 4.1.

Section 5.20    Affiliate Transactions. Except as set forth in Section 5.20 of the Schedules or agreements between the Company and its wholly owned Subsidiaries, or agreements entered into between wholly owned Subsidiaries, no officer or director of the Company or any Subsidiary of the Company, or any Affiliate or shareholder of the Company, is a party to any Contract or business arrangement with the Company or any Subsidiary of the Company (each such Contract or business arrangement, an “Affiliate Agreement”). Solely for the purposes of this Section 5.20 and the definition of Affiliate Agreement, Agave and each of Agave’s Subsidiaries shall be deemed an Affiliate.

Section 5.21    Intellectual Property.

(a)    Section 5.21(a) of the Schedules sets forth a true and complete list of all (i) issued patents and (ii) filed and pending patent applications, (iii) trademark registrations and applications, (iv) internet domain name registrations, and (v) copyright registrations, in each case, that are owned by the Company or any of its Subsidiaries (the “Registered Intellectual Property”). No Proceeding is pending or, to knowledge of the Company, is threatened, that challenges the validity, enforceability, registration, ownership or use of any Registered Intellectual Property.

(b)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting or otherwise violating, in any material respect, any third party’s Intellectual Property rights. Except as set forth in Section 5.21(b) of the Schedules, there is no claim of any such infringement, misappropriation, dilution or violation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or any of its Subsidiaries in any manner that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and there is no such claim pending or threatened against any third party by the Company or any of its Subsidiaries.

Section 5.22    Environmental Matters. Except as set forth in Section 5.22 of the Schedules:

(a)    the Company, its Subsidiaries, and the Oil and Gas Properties are in compliance in all material respects with all Environmental Laws;

(b)    since January 1, 2012, and to the knowledge of the Company, prior to January 1, 2012, there has been no Release of any Hazardous Material into the environment by the Company or any of its Subsidiaries or otherwise with respect to the Oil and Gas Properties that could reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of the Company under Environmental Laws;

(c)    neither the Company nor any of its Subsidiaries is subject to any unresolved judgment, consent decree or judicial order relating to compliance with Environmental Laws (including any Permits issued pursuant thereto) or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (any of which, if adversely determined, would reasonably be expected to have a material and adverse impact on the Company and its Subsidiaries, taken individually or collectively as a single enterprise);

(d)    neither the Company nor any of its Subsidiaries has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws;

(e)    no Proceeding is pending, threatened in writing, or, to the knowledge of the Company, otherwise threatened, with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law;

(f)    neither the Company nor any of its Subsidiaries has, either expressly or by operation of Law, assumed, retained or undertaken any obligation to remediate a Release of Hazardous Wastes of any other Person;

(g)    neither the Company nor any of its Subsidiaries has received written or oral notice of, and, to the knowledge of the Company there are no, liabilities or potential liabilities of the Company or its Subsidiaries under Environmental Laws as a result of the transportation, the storage or disposal of Hazardous Materials;

(h)    neither the Company nor any of its Subsidiaries has received written or oral notice of, and, to the knowledge of the Company there is no, soil or groundwater contamination or potential soil or groundwater contamination, in each case, with respect to the Oil and Gas Properties, any formerly owned, operated or leased real property of the Company or its Subsidiaries or any properties or facilities on which the Company or its Subsidiaries has disposed of materials; and

(i)    the Company has provided or made available to Buyers copies of all reports, environmental audits, site assessments, data, or other materials in its possession or reasonably under its control pertaining to Hazardous Materials or other environmental conditions of the Oil and Gas Properties any formerly owned, operated or leased real property of the Company or its Subsidiaries or any properties or facilities on which the Company or its Subsidiaries has disposed of materials.

Section 5.23    Insurance. Section 5.23 of the Schedules lists all insurance policies (by policy number, insurer, annual premium, premium payment dates, expiration date and type of coverage) held by or on behalf of the Company or any of its Subsidiaries, as of the date hereof, relating to the business, directors, officers, or employees of the Company or any of its Subsidiaries, copies of which have been provided to the Buyers (collectively, the “Material Insurance Policies”). As of the date of this Agreement, all premiums due through the date hereof have been paid for the Material Insurance Policies. To the knowledge of the Company, the Material Insurance Policies are in full force and effect, enforceable and valid and binding, subject to Enforceability Exceptions. No written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any Material Insurance Policy. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any written notice, or, to the knowledge of the Company, any other communication, regarding any refusal of any coverage or rejection of any pending claim under any Material Insurance Policy. To the knowledge of the Company, there are no claims under such Material Insurance Policies that are reasonably likely to exhaust the applicable limit of liability. To the knowledge of the Company, each of the Company and its Subsidiaries has reported in a timely manner all reportable events to its insurers.

Section 5.24    Title to Property and Assets. The Company and its Subsidiaries have valid and marketable title to, or valid and binding leasehold interests in (as to leases) or license interest in all of the assets (whether fixed or intangible) of the Company and its Subsidiaries, including those reflected on the Interim Financial Statements (or acquired since the date of the Interim Financial Statements), free and clear of any and all Liens, except for Permitted Liens, other than assets disposed of since the date of the Interim Financial Statements in the ordinary course of business. No representation or warranty by the Company is made under this Section 5.24 with respect to the Oil and Gas Properties.

Section 5.25    Imbalances. Section 5.25 of the Schedules sets forth all of the Company’s material pipeline and production Imbalances and associated material penalties as of the date set forth in such Section 5.25 of the Schedules.

Section 5.26    Suspense. Section 5.26 of the Schedules sets forth all revenue from the sale of Hydrocarbons produced from the Oil and Gas Properties that is being held in suspense (including negative suspense balances) by the Company or any of its Subsidiaries for any reason as of the date set forth in such Section 5.26 of the Schedules. To the knowledge of the Company, except as set forth on Section 5.26 of the Schedules, no funds in excess of $100,000 to which the Company or any of its Subsidiaries may be entitled are being held in suspense by any third party.

Section 5.27    Bonds and Credit Support. Section 5.27 of the Schedules lists all bonds, letters of credit and other similar credit support instruments maintained by the Company and its Subsidiaries with any Governmental Authority with respect to the ownership and operation of the Oil and Gas Properties that the Company or its Subsidiaries operate.

Section 5.28    State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Company of its obligations under this Agreement.

Section 5.29    Payments for Hydrocarbon Production. Neither the Company nor any of its Subsidiaries is obligated under any Contract for the sale of Hydrocarbons from the Oil and Gas Properties containing a take-or-pay, advance payment, production payment, prepayment or similar provision, or, except with respect to Imbalances, under any gathering, transmission or any other Contract with respect to any of the Oil and Gas Properties to gather, deliver, process or transport any Hydrocarbons, or proceeds from the sale thereof, without then or thereafter receiving full payment therefor.

Section 5.30    Compliance with Leases and Surface Rights.

(a)    Except as set forth in Section 5.30(a)(i) of the Schedules, to the knowledge of the Company, the Company and its Subsidiaries have not breached or defaulted on in any material respects the Company Leases, including all express and implied covenants thereunder. No written demands or notices of default or non-compliance or dispute (including those received electronically) have been issued to or received by the Company or its Subsidiaries that remain uncured or outstanding. Except as set forth in Section 5.30(a)(ii) of the Schedules, to the knowledge of the Company as of the date of this Agreement, all material rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments and other material payments due and payable by the Company or its Subsidiaries to royalty holders, overriding royalty holders and other interest owners under or with respect to the Oil and Gas Properties and the Hydrocarbons produced therefrom or attributable thereto have been timely paid in full (other than those interests held in suspense by Seller or matters disclosed in Section 5.26 of the Schedules). Except as set forth in Section 5.30(a)(iii) of the Schedules, to the knowledge of the Company, no Company Lease contains a most-favored nations provision. All Company Leases with a primary term expiring on or before August 1, 2017 that are not held by production or are otherwise being perpetuated are described in Section 5.30(a)(iv) of the Schedules.

(b)    Except as set forth in Section 5.30(b) of the Schedules, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach, in any material respect, of any provision in any material easement, right-of-way, or other surface right related to the Oil and Gas Properties that is necessary for the Company to operate with such Oil and Gas Properties in a manner consistent with its past practices or in default with respect to the performance of any obligation under any such surface right, and, to the knowledge of the Company, no party to any such surface right or any successor to the interest of such party has filed or has threatened in writing to file any Proceeding to terminate, cancel, rescind or procure judicial reformation of any such Lease surface right.

Section 5.31    Plugging and Abandonment. Except as set forth in Section 5.31 of the Schedules, (a) neither the Company nor any of its Subsidiaries has received any written notices, claims, or demands from any Governmental Authorities to plug and abandon any wells drilled by the Company or any of its Subsidiaries and located on the Company Leases or Company Units, (b) to the knowledge of the Company, no such notice, claim, or demand is threatened in writing, and (c) as of the date of this Agreement, the Company knows of no other wells required to be plugged and abandoned between August 1, 2016 and July 31, 2017.

Section 5.32    Payout. Section 5.32 of the Schedules identifies each well included in the Oil and Gas Properties that is subject to a change of ownership at payout or other contractual trigger, the payout status thereof as of the date specified in such Schedule, and the reduced interest of the Company therein, subject to any Permitted Encumbrances. Other than the wells identified in said Section 5.32 of the Schedules, and other than with regard to Permitted Encumbrances, from and after the date of this Agreement (except as permitted under Section 4.1 or Section 7.13), neither the Company nor any of its Subsidiaries has elected or been deemed to have elected to “non-consent”, or failed to participate in, the drilling or reworking of a well, any seismic program or any other operation which would cause the Company or any of its Subsidiaries to lose or forfeit any interests in the wells constituting part of the Oil and Gas Property under any applicable operating agreement.

Section 5.33    Rights to Production. To the knowledge of the Company, except for (a) Imbalances and (b) calls upon or options made by a Governmental Authority, no Person has any call upon, right to purchase, option to purchase, or similar rights with respect to any portion of the Company or any of its

Subsidiaries’ share of Hydrocarbons produced from the Oil and Gas Properties from and after the Effective Time.

Section 5.34    No Other Agreement to Sell. Except with respect to the Merger Transactions, none of the Company or its Subsidiaries has any legal obligation, absolute or contingent, to any other Person with respect to the sale, encumbrance or other transfer of the Company or its Subsidiaries or any equity securities of any of the Company or its Subsidiaries or the business or any of the Company or its Subsidiaries, or with respect to the effectuation of any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving the Company or its Subsidiaries, or to enter into any agreement with respect thereto.

Section 5.35    No Spin-Off Liabilities.

(a)    Except as set forth in Section 5.35(a) of the Schedules, (i) as of the date of this Agreement, none of the Company, any of its Subsidiaries, or any of their respective predecessors has paid, settled, or otherwise satisfied any “YPC Liabilities” (as such term is defined in the Separation and Distribution Agreement) or any other claim, liability, debt or obligation to any “Agave Indemnitee” (as such term is defined in the Separation and Distribution Agreement); (ii) neither the Company nor any of its Subsidiaries has received any notice, or is otherwise aware, or has knowledge, of any claim for indemnity in connection with the Spin-Off, the Separation and Distribution Agreement, any “Ancillary Agreement” (as such term is defined in the Separation and Distribution Agreement), any assignment, conveyance, bill of sale, or asset transfer agreement to which Agave, any of its Affiliates (including, without limitation, Rowdy Pipeline, LLC, a Delaware limited liability company), or any of their respective successors or assigns is a party, or any of the transactions contemplated by any of the foregoing; and (iii) neither Agave, nor any of its Affiliates (including, without limitation, Rowdy Pipeline, LLC, a Delaware limited liability company), nor any of their respective successors or assigns, is, to the knowledge of the Company, entitled to make any claim related to, arising out of, or in connection with the Spin-Off, the Separation and Distribution Agreement, any “Ancillary Agreement” (as such term is defined in the Separation and Distribution Agreement), any assignment, conveyance, bill of sale, or asset transfer agreement, or any of the transactions contemplated by any of the foregoing. Except as set forth in Section 5.35(b) of the Schedules, there are no “YPC Liabilities” (as such term is defined in the Separation and Distribution Agreement) or any other liability, debt or obligation of or claim against the Company or any of its Subsidiaries related to, arising out of, or in connection with the Spin-Off, the Separation and Distribution Agreement, any “Ancillary Agreement” (as such term is defined in the Separation and Distribution Agreement), any assignment, conveyance, bill of sale, or asset transfer agreement to which Agave, any of its Affiliates (including, without limitation, Rowdy Pipeline, LLC, a Delaware limited liability company), or any of their respective successors or assigns is a party, or any of the transactions contemplated by any of the foregoing, except for liabilities and obligations that have been discharged or paid in full prior to the date hereof.

(b)    Agave, its Affiliates (including, without limitation, Rowdy Pipeline, LLC, a Delaware limited liability company), and each of their respective successors or assigns, were, immediately prior to and immediately following the consummation of the Spin-Off, Solvent. As used herein, the term “Solvent” shall mean, with respect to any Person on a particular date, that on such date (i) the fair market value of the assets of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (ii) the present fair salable value of the assets of such Person is greater than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature, and (iv) such Person does not have unreasonably small capital in relation to the business of such Person contemplated as of the date hereof.

Section 5.36    Valid Title. The Company has, as of the date of the Lease Schedule, defensible title to the interests in the Oil and Gas Properties set forth in the Lease Schedule, subject to Permitted Encumbrances.

Section 5.37    Dedications. Except as contained in the Material Contracts set forth in Section 5.11 of the Schedules, the Oil and Gas Properties are not dedicated to, or burdened by, any purchase and sale, exchange, compression, gathering, transportation, processing, refining, or oil, gas, or other Hydrocarbon marketing agreement.

Section 5.38    Requisite Shareholder Approval. The only vote, consent or approval of the holders of any class or series of capital stock or securities of the Company necessary to adopt this Agreement, the other Transaction Documents and the Merger Transactions is the Requisite Shareholder Approval. The Company has received the Requisite Shareholder Approval, which has not been rescinded or modified in any way.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, and/or any other reports, registration statements, definitive proxy statements, information statements, forms or other documents filed prior to the date hereof by Parent or any of its Subsidiaries subsequent to December 31, 2015 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, the “Parent SEC Documents”) (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or the Schedules to this Agreement corresponding to this Article VI, Parent and Merger Sub hereby represent and warrant as of the date of this Agreement with respect to themselves and their respective Subsidiaries to the Company, as follows:
Section 6.1    Corporate Organization. Parent has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted. Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of New Mexico and has the corporate power and authority to own, operate or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation (or similar governing document) of each of Parent and Merger Sub, certified by the Secretary of State of Delaware or the Secretary of State of New Mexico, as applicable, and their bylaws, certified by the Secretary of Parent and Merger Sub, respectively, previously delivered by Parent (or made available) to the Company, are true, correct and complete. Each of Parent and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership, operation or leasing of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to constitute a Parent Material Adverse Effect.

Section 6.2    Due Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Transactions Documents to which it will be a party and to consummate the Merger Transactions. The execution and delivery of this Agreement and, in the case of the Transaction Documents to which it will be a party, will be when delivered, and the consummation of the Merger Transactions have been duly and validly authorized and approved by the Parent

Board and the board of directors of Merger Sub, and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been, and upon its execution and delivery, each of the Transaction Documents to which Parent or Merger Sub will be a party will be, duly and validly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming this Agreement and the Transaction Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Transaction Documents to which Parent or Merger Sub will be a party will constitute, a legal, valid and binding obligation of each of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with its terms, subject to Enforceability Exceptions.

Section 6.3    No Conflict. Subject to required filings under federal and state securities laws, and assuming the other consents and approvals contemplated by Section 5.5, Section 6.4 and Article II are obtained and assuming the consents, waivers and approvals specified in Section 7.1 are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by Parent and Merger Sub do not and will not (a) except as could not reasonably be expected to constitute a Parent Material Adverse Effect, (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, lease, Contract or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or properties is subject or bound, (ii) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, or (iii) result in the creation of any Lien on any of the assets of the Company or any of its Subsidiaries’ assets, (b) constitute a breach or violation of, or a default under, the certificate of incorporation, bylaws or other organizational documents of Parent or any of its Subsidiaries, or (c) cause the Merger Transactions to be subject to Takeover Laws.

Section 6.4    Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of Parent or Merger Sub with respect to the Buyers’ execution or delivery of this Agreement or the consummation of the Merger Transactions, except for (a) applicable requirements of the HSR Act as described in Section 6.4 of the Schedules, (b) any consents, approvals, authorizations, declarations or filings, the absence of which would not reasonably be expected to constitute a Parent Material Adverse Effect, (c) as otherwise disclosed in Section 6.4 of the Schedules, (d) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (e) the filing of the Articles of Merger with the Secretary of State of the State of New Mexico.

Section 6.5    Capitalization. As of the date of this Agreement (with respect to each of the following subsections of this Section 6.5):

(a)    The authorized capital stock of Parent consists of (i) 640,000,000 shares of Parent Common Stock, and (ii) 10,000,000 shares of Preferred Stock, 3,000,000 of which have been designated as Series E Junior Participating Preferred Stock (“Parent Preferred Stock”). There were 550,753,620 shares of Parent Common Stock outstanding as of August 31, 2016. In addition to the 550,753,620 shares of Parent Common Stock outstanding as of August 31, 2016, there are no more than an additional 15,000 shares of Parent Common Stock in the aggregate outstanding as of the date hereof (or that will deemed outstanding as of the date hereof upon the processing of pending transactions under the Parent Equity Comp Plan (as defined below)), and all of such additional shares of Parent Common Stock are in respect of grants to employees of Parent under the Parent Equity Comp Plan. All of the issued and outstanding shares of Parent Common Stock as of the date hereof have been (or will be upon the processing of such pending transactions under the Parent Equity Comp Plan) duly authorized, validly issued, fully paid and nonassessable. There are 0 shares of Parent Preferred Stock outstanding as of the date hereof.

(b)    56,800,000 shares of Parent Common Stock have been reserved for issuance pursuant to the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Parent Equity Comp Plan”).

(c)    540,000 shares of Parent Common Stock have been reserved for issuance pursuant to the EOG Resources, Inc. 409A Deferred Compensation Plan (the “Parent Deferral Plan”). Under the Parent Deferral Plan (as subsequently amended), payment of up to 50% of base salary and 100% of annual cash bonus, director’s fees, vestings of restricted stock units granted to non-employee directors (and dividends credited thereon) under the Parent Equity Comp Plan and 401(k) Refunds (as defined in the Parent Deferral Plan) may be deferred into a phantom stock account. In the phantom stock account, deferrals are treated as if shares of Parent Common Stock were purchased at the closing stock price on the date of deferral. As of the date hereof, 284,759 phantom shares of Parent Common Stock had been issued.

(d)    Except as set forth in Section 6.5(d) of the Schedules, there are (i) no subscriptions, calls, Contracts, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Common Stock or the equity interests of Parent or any of its Subsidiaries, or any other agreements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound obligating Parent or any such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Parent or any of its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent or any of its Subsidiaries. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of Parent or any of its Subsidiaries. Except as set forth in Section 6.5(d) of the Schedules, none of Parent or any of its Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to Parent Common Stock or any other equity interests of Parent or any of its Subsidiaries.

(e)    Except as set forth in Section 6.5(e) of the Schedules, Parent or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(f)    The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be fully paid and non-assessable.

Section 6.6    Parent SEC Documents.

(a)    Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by Parent, with or to the SEC have been or will be timely filed or furnished in accordance with the rules and regulations of the SEC. The Parent SEC Documents (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) as of its filing date in the case of an Exchange Act report and as of its effective date in the case of any Securities Act filings, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, no enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Document. The historical financial statements of Parent and its consolidated Subsidiaries contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) (A) comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act, and (B) fairly present in all material respects the consolidated financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case, in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. The principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have, to the knowledge of Parent, received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(b)    Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 6.7    Litigation and Proceedings. There are no Proceedings pending before or by any Governmental Authority or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries that, if determined adversely, would reasonably be expected to constitute a Parent Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries that could reasonably be expected to constitute a Parent Material Adverse Effect.

Section 6.8    Operations of Merger Sub. Merger Sub was incorporated on August 30, 2016. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Merger Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 6.9    Brokers’ Fees. Except fees described in Section 6.9 of the Schedules (which fees shall be the sole responsibility of Parent), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent or any of its Affiliates.

Section 6.10    No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision of this Agreement, each of Parent and Merger Sub, and any of their respective stockholders, partners, members or Representatives, acknowledge and agree that Parent has made its own investigation of the Company and that neither the Company nor any of its Affiliates or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article V or in any other Transaction Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Parent pursuant to the Transaction Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Parent understands and agrees that any inventory, equipment, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.11    No Material Adverse Effect. Since December 31, 2015 through the date of this Agreement, there has not been a Parent Material Adverse Effect.

Section 6.12    State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Buyers of their obligations under this Agreement.

Section 6.13    Offering. Assuming the accuracy of the representations and warranties of the Shareholders contained in the Letters of Transmittal, the sale and issuance of the New Common Stock pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Section 6.14    Independent Evaluation; Investment Interest.

(a)    Parent is an experienced and knowledgeable investor in the purchase, ownership and operation of oil and gas properties and related facilities.

(b)    Parent acknowledges that it can bear the economic risk of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

(c)    Parent acknowledges that the Common Shares have not been registered under applicable federal and state securities Laws and that following the Closing, its interest in the Company may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.

(d)    Parent is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Parent is acquiring the Common Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities Laws.

Section 6.15    Funds Available. Parent has, and will have available to it at the Effective Time, sources of capital and authorized shares of Parent Common Stock sufficient to pay the Merger Consideration and the amounts payable pursuant to Section 3.3(e).

ARTICLE VII
COVENANTS

The Company hereby covenants to and agrees with the Buyers, and the Buyers hereby covenant to and agree with the Company, that:
Section 7.1    Reasonable Best Efforts; Third Party Approvals.

(a)    Subject to the terms and conditions of this Agreement, the Parties shall use their reasonable best efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (i) using reasonable best efforts to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the Parties to consummate the Merger Transactions, (ii) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages, and (iii) using reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as promptly as practicable. Notwithstanding the foregoing, nothing in this Section 7.1(a) shall be construed to obligate (i) Buyers to perform any obligation contemplated herein to be fulfilled by the Company or its Subsidiaries or (ii) the Company to perform any obligation contemplated herein to be fulfilled by Buyers.

(b)    Subject to the other terms and conditions herein provided and without limiting the foregoing, each of Parent and the Company shall (and shall cause their respective Subsidiaries to):

(i)    consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each Party shall keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions;

(ii)    make an appropriate filing, if any, of a Notification and Report Form pursuant to the HSR Act with respect to the Merger Transactions as promptly as practicable and advisable and in any event within 10 Business Days after the date of this Agreement (unless a later date is mutually agreed to by the Parties) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and, subject to Section 7.1(c), use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Termination Date);

(iii)    promptly notify the Other Parties of any communication concerning this Agreement, the Merger or the other Merger Transactions to that party from any Governmental Authority and consult with and permit the Other Party to review in advance any proposed communication concerning this Agreement, the Merger or the other Merger Transactions to any Governmental Authority;

(iv)    upon request, promptly furnish the Other Parties with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any required filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions; and

(v)    promptly furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements or to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)    Without limiting the foregoing, Parent and the Company shall take all such action as may be reasonably necessary to resolve such objections, if any, that the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or state antitrust enforcement authorities may assert under Antitrust Laws with respect to the Merger Transactions, and to avoid or eliminate, and minimize the impact of, each and every impediment under Antitrust Laws that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires Parent or the Company or their respective Subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries (“Company Assets”), or of Parent or any of its Subsidiaries (including the Surviving Corporation) (“Parent Assets”), or any combination thereof, if such action (whether taken with respect to Company Assets or Parent Assets), individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole.

Section 7.2    Press Releases. The Parties shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and the Company. Neither the Company nor Parent shall, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) the Company, in the case of Parent, and (b) Parent, in the case of the Company, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it shall, to the extent practicable, consult with the Other Party before issuing any such press release or written statement. Notwithstanding the foregoing, Parent may (without the prior consent of, or prior consultation with, the Company) make public statements and other public disclosures that are consistent with the statements and disclosures included in previous press releases, other written public disclosures or oral public statements, in each case made by Parent in compliance with this Section 7.2, including public statements and disclosures in response to questions received by Parent from the press, analysts, investors or those attending industry conferences or analyst or investor conference calls.

Section 7.3    Access; Information.

(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford the Buyers and their

Representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, Contracts, commitments and historical records as reasonably requested. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b)    Parent shall not use any information obtained pursuant to this Section 7.3 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to the consummation of the Merger Transactions or the enforcement of its rights hereunder or under any other Transaction Document, and, subject to the immediately preceding clause, shall hold all information and documents obtained pursuant to this Section 7.3 in confidence.

Section 7.4    Acquisition Proposals.

(a)    The Company shall, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause its Representatives, to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request, and use good faith efforts to cause, each such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.

(b)    The Company shall not, and shall cause its Subsidiaries, and shall use reasonable best efforts to cause its Representatives, not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, or, except as and to the extent required by Law, the Company Articles of Incorporation or the Company Bylaws, books or records of the Company or any of its Subsidiaries.

Section 7.5    Takeover Laws. Neither the Company nor Parent shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 7.6    No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the Company Articles of Incorporation, the Company Bylaws or under any material agreement to which it or any of its Subsidiaries is a party.

Section 7.7    New Common Stock Listed. Parent shall use its reasonable best efforts to have approval for listing, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Stock.

Section 7.8    Indemnification; Directors’ and Officers’ Insurance.

(a)    From and after the Effective Time, Parent shall cause the Company or one or more applicable Subsidiaries thereof to indemnify and hold harmless each present and former director and officer of the Company and any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities actually incurred by such Person in connection with any Proceeding, whether civil, criminal, administrative or investigative, to the extent arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents and agreements in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law, subject to the receipt by Parent of an undertaking (in form and substance reasonably satisfactory to Parent) to repay such expenses if it shall ultimately be determined such Person is not so entitled to indemnification). Without limiting the foregoing, (i) Parent shall cause the Surviving Corporation and each of its Subsidiaries (A) to maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents or agreements concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents and agreements of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (B) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law, and (ii) Parent agrees that the covenants contained in this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the current and former directors and officers specified in this Section 7.8 and their respective heirs. Parent shall assume, and be jointly and severally liable for, and shall cause the Company and its Subsidiaries to honor, each of the covenants in this Section 7.8.

(b)    Parent shall cause the Surviving Corporation to purchase on or prior to the Closing a directors’ and officers’ liability insurance policy covering, for a period of six years from the Effective Time (the “Tail Insurance Policy”), those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Parent or its Representatives) on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) Parent or the Surviving Corporation may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time, (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.8 shall be continued in respect of such claim until the final disposition thereof, and (iii) the Surviving Corporation shall not be required to pay annual premiums from the Tail Insurance Policy in excess of 300% of the current premium but shall be required to purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.8(b) would be in excess of that amount.

(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 7.8 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.8.

Section 7.9    Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in (A) in the case of the Company, any Company Material Adverse Effect (it being understood that the notice contemplated by this clause (a)(i)(A) would be given by the Company and not Parent) or (B) with respect to Parent, a Parent Material Adverse Effect (it being understood that the notice contemplated by this clause (a)(i)(B) would be given by Parent and not the Company), or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business that results in, or could reasonably be expected to result in, (A) with respect to the Company, a Company Material Adverse Effect (it being understood that the notice contemplated by this clause (b)(i)(A) would be given by the Company and not Parent) or (B) with respect to Parent, a Parent Material Adverse Effect (it being understood that the notice contemplated by this clause (b)(i)(B) would be given by Parent and not the Company), or (ii) any Proceedings or governmental complaints, investigations or hearings, to the extent such Proceedings, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in (A) with respect to the Company, a Company Material Adverse Effect (it being understood that the notice contemplated by this clause (b)(ii)(A) would be given by the Company and not Parent) or (B) with respect to Parent, a Parent Material Adverse Effect (it being understood that the notice contemplated by this clause (b)(ii)(B) would be given by Parent and not the Company). The notifications contemplated by this Section 7.9 shall not derogate from any rights or remedies hereunder or under any other Transaction Document of the Person receiving such notification.

Section 7.10    Employee Matters.

(a)    With respect to each employee who is employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and who remains employed by the Company or any of its Subsidiaries or becomes an employee of Parent or any Parent Affiliate, including the Surviving Corporation (the “Continuing Employees”), Parent shall: (i) cause all existing employment agreements between the Company (or the applicable Subsidiary thereof) and such Continuing Employees (including at-will agreements that may be terminated with or without notice and with or without liability to the Company or any of its Subsidiaries) to be honored or, (ii) in the absence of such existing employment agreements, set or cause the applicable employing entity to set the annual base salaries (or hourly wages, as applicable) for the Continuing Employees at the same levels that existed for the Continuing Employees immediately prior to the Effective Time for a period of 12 months after the Closing Date; provided, however, that such salary for a Continuing Employee may be reduced if mutually agreed to by the Continuing Employee and Parent. Parent shall provide or cause to be provided other employee benefits to the Continuing Employees that are substantially comparable in the aggregate to the benefits made available to such Continuing Employees immediately prior to the Closing Date for a period of 12 months after the Closing Date. Nothing in this Section 7.10(a) shall be read to constitute a contract of employment or a guarantee of employment or future level of compensation or future employee benefits to any Continuing Employee or shall be deemed to limit the right of Parent or any Parent Affiliate to change, modify or terminate any Company Benefit Plan or arrangement in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, for a period of 12 months after the Closing Date, Continuing Employee shall be eligible for equity grants under the Parent Equity Comp Plan based on the applicable Continuing Employee’s position and level of total compensation compared to similarly situated employees of Parent and its Subsidiaries. For a period of 12 months after the Closing Date, Continuing Employees shall be eligible to participate in any annual cash incentive programs maintained by Parent or any of its Subsidiaries based on the applicable Continuing Employee’s position and level of total compensation compared to similarly situated employees of Parent and its Subsidiaries; provided, however, that, with respect to any annual cash incentive for 2016, Continuing Employees shall only be eligible for a pro-rated amount for the period from the Closing Date through December 31, 2016.

(b)    Except as set forth below in this Section 7.10(b), immediately following the Closing Date, a Continuing Employee shall become eligible to participate in the employee benefit plans maintained by Parent or any of its Subsidiaries, including the EOG Resources, Inc. Savings and Retirement Plan, (each, a “New Benefit Plan”) as determined by the Parent, to the extent such Continuing Employee meets the eligibility requirements of such New Benefit Plan. From the Closing Date through December 31, 2016, Continuing Employees shall continue to participate in the group health, dental, vision, disability, or life Company Benefit Plans in which such Continuing Employees participate immediately prior to the Effective Time. To the extent feasible, Parent intends to terminate the health or welfare Company Benefit Plans effective as of December 31, 2016. After the termination of such Company Benefit Plans, a Continuing Employee shall become eligible to participate in the New Benefit Plans providing health or welfare benefits as determined by the Parent, to the extent such Continuing Employee meets the eligibility requirements of such New Benefit Plan and subject to the last sentence of Section 7.10(c).

(c)    To the extent that a Continuing Employee becomes eligible to participate in a New Benefit Plan, Parent shall cause such New Benefit Plan, including the EOG Resources, Inc. Savings and Retirement Plan to recognize the service of such Continuing Employee with the Company or any of its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan, contributions under such New Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service. With respect to any New Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Continuing Employee is eligible to participate, Parent shall use commercially reasonable efforts to cause any pre-existing condition limitations, actively-at-work requirements or eligibility waiting periods under such New Benefit Plan to be waived with respect to such Continuing Employee to the extent such limitation would have been inapplicable, waived or satisfied under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time.

(d)    Effective no later than immediately prior to the Effective Time, the Company shall freeze any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code such that no employee shall be eligible to participate in such Company Benefit Plan and no additional contributions shall be made to such Company Benefit Plan for any payroll period that begins on or after the Closing Date. Effective as of the date immediately following the Closing Date, the Company shall adopt the EOG Resources, Inc. Savings and Retirement Plan on behalf of each Continuing Employee who immediately prior to the Effective Time participated in a Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and that contains a feature meeting the requirements of Section 401(k) of the Code and for each employee hired by the Company thereafter on the same terms as the employees of the Parent or Parent’s Affiliates who participate in the EOG Resources, Inc. Savings and Retirement Plan. No later than the day immediately preceding the Closing Date, the Company shall provide Buyer with evidence that any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been frozen as required under this Section 7.10(d). Parent shall cause the EOG Resources, Inc. Savings and Retirement Plan to recognize the service of such Continuing Employee with the Company or any of its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and benefit accrual to the same extent such service was recognized immediately prior to the Effective Time under a comparable

Company Benefit Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time.

(e)    Effective no later than immediately prior to the Effective Time, the Company shall terminate any Company Benefit Plans maintained by the Company that Buyer has requested to be terminated, including but not limited to any bonus plan or long-term incentive plan, by providing written notice to the Company at least thirty (30) days prior to the Closing Date, and no amounts shall be payable under such terminated Company Benefit Plans at any time after the Effective Time (except for any payment or benefit payable as a result of the consummation of the Merger Transactions as listed on Annex G to this Agreement), provided that such Company Benefit Plans can be terminated in accordance with their terms and applicable Law without any adverse consequences with respect to any employee benefit plan maintained by the Company or by any of the Company’s ERISA Affiliates. No later than the day immediately preceding the Closing Date, the Company shall provide Buyer with evidence that such Company Benefit Plans have been or will be, contingent upon the Closing of this Agreement, terminated.

(f)    Prior to December 31, 2016, the Continuing Employees shall be permitted to use all accrued unused vacation existing before the Effective Time. The Continuing Employees shall also be permitted to roll up to 40 hours (or more hours if necessary for unavoidable business needs) of accrued unused vacation remaining as of December 31, 2016 into the next calendar year to be used in 2017 in accordance with the then-current vacation policy of Parent. Effective January 1, 2017, Continuing Employees shall also become eligible to participate in the EOG Resources, Inc. Employee Stock Purchase Plan and shall accrue vacation based on the then-current vacation policy of Parent and in accordance with the Continuing Employee’s service awarded under Section 7.10(c).

(g)    Effective January 1, 2017, the Continuing Employees shall become eligible to participate in the EOG Resources, Inc. Retiree Health Plan, and Parent shall cause such Retiree Health Plan to recognize the service of each Continuing Employee with the Company or any of its Subsidiaries (or their predecessor entities) for purposes of eligibility, participation, vesting and contributions under such Retiree Health Plan.

(h)    The provisions of this Section 7.10 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.10) under or by reason of any provision of this Agreement. Nothing in this Section 7.10 amends, or shall be deemed to amend (or prevent the amendment or termination of) any Company Benefit Plan or New Benefit Plan. Except to comply with existing employment agreements between the Company (or the applicable Subsidiary thereof) and Continuing Employees, Parent (i) has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time, and (ii) shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 7.11    Updating. From the date of this Agreement until two Business Days prior to Closing, the Company may from time to time, by written notice to Parent, supplement or amend the Company Schedules with a corresponding reference to be added in this Agreement to disclose any matter, to the extent the facts and circumstances related to such matter arose after the date hereof (each, a “Schedule Supplement”) that, had such additional matters existed or occurred on or prior to the date hereof, would have been required to be set forth or described in the Company Schedules delivered to Parent on the date of this Agreement in order to make the representations and warranties true and correct as of the date of this Agreement and as of the Effective Time; provided, however, that any Schedule Supplement shall be limited to events or developments actually occurring after the date hereof. Notwithstanding the foregoing, for purposes of determining whether the conditions set forth in Section 8.2 have been fulfilled, any Schedule Supplement shall be disregarded, and the Company Schedules shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any Schedule Supplement. Notwithstanding anything herein to the contrary, no Schedule Supplement shall be permitted with respect to Section 4.1 of the Schedules.

Section 7.12    Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Buyers hereby agree that they are not authorized to and shall not (and shall not permit any of their respective Representatives or Affiliates to) contact any employee (excluding executive officers that have actual knowledge of this Agreement and the Merger Transactions), customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries regarding the Company or any of its Subsidiaries, their respective businesses or the Merger Transactions without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.13    Operation of the Oil and Gas Properties.

(a)    Between the date of this Agreement and the Closing Date (the “Interim Period”), the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to:

(i)    maintain the Oil and Gas Properties in the ordinary course of business (but without obligation of the Company or the Subsidiaries to drill (or participate in the drilling of) any wells, or spend any material amounts or sums) and with regard to those Oil and Gas Properties operated by the Company or the Subsidiaries, operate such Oil and Gas Properties operated by the Company or its Subsidiaries as a reasonably prudent operator in the ordinary course of business consistent with past practice;

(ii)    pay or cause to be paid all bonuses and rentals, royalties, overriding royalties, shut-in royalties, and minimum royalties and development and operating expenses, ad valorem, property, excise, severance, production or similar taxes, and other payments incurred with respect to the Oil and Gas Properties allocable to the Interim Period except (i) revenues held in suspense as a result of title issues and that do not give any third party a right to cancel an interest in a Company Lease, and (ii) expenses or royalties being contested in good faith by appropriate Proceedings, unless the nonpayment of such contested expenses or royalties could result in the termination of a Company Lease;

(iii)    maintain the books of account and records relating to the Oil and Gas Properties in the usual, regular, and ordinary manner, in accordance with the usual accounting practices of the Company;

(iv)    furnish Parent with copies of all drilling, completion and workover authorities for expenditure within three days after receipt from third parties or generation by the Company or its Subsidiaries during the Interim Period, provided, however, if the applicable response period required in connection with any such item is less than two days, then the Company shall furnish such item to Parent upon receipt;

(v)    promptly notify Parent of any material destruction of the Oil and Gas Properties or of any written notice received by the Company or its Subsidiaries of any claim, demand, suit, or Proceeding with respect to the Oil and Gas Properties;

(vi)    consult with Parent regarding drilling and completion operations on the Oil and Gas Properties;

(vii)    continue to make all rental, renewal and extension payments due during the Interim Period which are required to perpetuate, renew and extend the Company Leases;

(viii)    maintain in force all of the Company’s and its Subsidiaries’ excess liability, workers compensation, auto liability, property and casualty, and well control insurance policies in the amounts and with the coverages currently maintained by the Company and its Subsidiaries covering the Oil and Gas Properties; and

(ix)    maintain all existing Permits and bonds necessary to own and operate affecting the Oil and Gas Properties currently operated by Company, in accordance with the past practices of the Company.

(b)    Similarly, between the date of this Agreement and the Closing Date, the Company shall not (and shall cause its Subsidiaries not to), without the Parent’s consent:

(i)    abandon any Oil and Gas Property (except the abandonment of Company Leases after the expiration of their primary terms, or which are subject to rights of reassignment or release, except with regard to application of any non-consent penalties, and except with regard to wells, pipelines or facilities that are required to be immediately abandoned or decommissioned under applicable law);

(ii)    except for those described in Section 4.1 of the Schedules, commence, propose, or agree to participate in any single operation with respect to the Company Leases or wells located thereon which would involve (net to the Company’s interest) $250,000 or more except for emergency operations;

(iii)    terminate, cancel, or materially amend or modify any Company Lease;

(iv)    enter into any Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed on Section 5.11(a) of the Schedules or materially amend or change the terms of any Material Contract;

(v)    voluntarily waive or release any material right with respect to any Oil and Gas Property or relinquish the Company’s or any of its Subsidiaries’ position as operator of any Oil and Gas Property; or

(vi)    commit to do any of the foregoing;

provided, however, that if the Company is obligated under Section 7.13(a) to take any action restricted pursuant to Section 7.13(b), then Parent shall be deemed to have given consent to such action; provided, further, that if the Company requests in writing the consent of Parent pursuant to Section 7.13, Parent shall respond to the Company in writing within three days after receipt of such request, and the failure of Parent to timely respond shall be deemed to be Parent’s consent to such action.
Section 7.14    Use of Company Names and Marks.

(a)    The Parties acknowledge and agree that the Company Names and Marks shall be transferred and assigned by the Company to Shareholder Holdco in connection with the Closing and pursuant to this Agreement and the IP Assignment Agreement. Parent agrees that that as soon as practicable following the Closing, but in no event later than 90 days after the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cease and permanently discontinue any and all uses of any of the Company Names and Marks and any colorable imitations thereof, and remove or cover all Company Names and Marks from, or destroy, any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials in the Surviving Corporation’s possession or under its control bearing any of the Company Names and Marks, and provide Shareholder Holdco with written confirmation thereof. Notwithstanding the foregoing, Parent shall have a period of up to seven months from the Closing to cause the Surviving Corporation and its Subsidiaries to permanently remove any Company Names and Marks on oil wells, gas wells, water wells, CO2 wells, injection wells or similar assets of the Surviving Corporation.

(b)    In no event shall Parent or any of its Affiliates use any Company Names and Marks after the Closing in any manner or for any purpose different from the use of such Company Names and Marks by the Company preceding the Closing, and neither Parent nor any of its Affiliates shall affix any Company Names and Marks or any colorable imitations thereof on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing.

(c)    Parent expressly acknowledges and confirms that Parent shall not receive, any right, title or interest in or to the Company Names and Marks, except the limited right to use the Company Names and Marks for the sole purpose of permitting Parent to complete the phase out of such use in strict compliance with this Section 7.14.

Section 7.15    Termination of Hedging Arrangements. On and after the date hereof, the Company shall, and shall cause each of its Subsidiaries to, (i) terminate, settle or otherwise close-out any financial commodity derivative instrument or other financial commodity hedging transaction to which the Company or such Subsidiary is a party (including, but not limited to, any such instrument or transaction entered into under, and governed by, an ISDA or other similar agreement) (each such instrument or transaction, a “Hedge”), (ii) thereupon promptly notify Parent in writing of the terms of such termination, settlement or close-out, including the amount of any cash settlement (payment or receipt) associated therewith, (iii) withdraw, rescind or otherwise terminate any outstanding order, offer or negotiation with respect to any proposed new Hedge and (iv) take such other reasonable actions as Parent may request in writing with respect to any Hedge. The termination, settlement and close-out transactions contemplated by the foregoing sentence shall be completed by the Company or its Subsidiary (as the case may be), and the related notification of the terms thereof and the notification of the amount of any cash settlement associated therewith shall be provided to Parent, in each case, on or before the Closing Date. In furtherance of the foregoing, set forth on Section 7.15 of the Schedules is information regarding the ISDAs and the Hedges to which the Company or any of its Subsidiaries is currently a party. As used in this Section 7.15, “ISDA” means an International Swap Dealers Association Master Agreement.

Section 7.16    Transition of Bank / Investment Accounts. The Company and each of its Subsidiaries shall deliver to each bank or other financial institution, with which the Company or any Company Subsidiary has a demand deposit, time deposit, checking, disbursement, savings, investment, brokerage or other account (each such bank or other financial institution, a “Company Bank”), written instructions and any supporting documentation (as may be required by such bank or other financial institution) providing for such changes in (i) the authorized signatories in respect of each such account and (ii) the persons authorized to effect transactions and otherwise give instructions in respect of each such account, in each case (1) as is reasonably directed in writing by Parent and (2) with such changes to be effective as of the Effective Time. The Company shall, reasonably in advance of the Closing (but not later than ten (10) days prior to the Closing), specify in writing to Parent each such account and the name of the corresponding Company Bank.

Section 7.17    Taxes.

(a)    Prior to the Effective Time each of Parent, the Company and their respective Affiliates shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Code and shall not take any action reasonably likely to cause the Merger not to qualify.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of the Treasury Regulation Section 1.368-2(g).

(b)    From the Effective Time until the first anniversary of the Effective Time, (i) Surviving Corporation will not dispose of or sell 50% or more of the Company’s former assets held immediately prior to the Merger, and in the event that any of Company’s former assets are sold by the Surviving Corporation after the Effective Time, the cash proceeds of such sale will be deployed by the Surviving Corporation in a manner consistent with Revenue Ruling 2001-25, 2001-1 C.B. 1291; (ii) no former assets of Merger Sub held immediately prior to the Merger, if any, will be sold or disposed of by Surviving Corporation; and (iii) Surviving Corporation will not transfer any of the former assets of Company held by it immediately prior to the Merger except for transfers and distributions described in Treas. Reg. § 1.368-2(k) and except for sales described in (i) above; and (iv) Parent and its Affiliates shall not liquidate Surviving Corporation (which shall include, treating the Surviving Corporation after the Effective Time as anything other than as an association taxable as a corporation for federal income tax purposes).

(c)    Parent, the Surviving Corporation and their respective Affiliates will at all times after the Effective Time take the position that the Merger is a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Code on all Tax Returns and in all Tax-related proceedings, except to the extent otherwise required by applicable Tax Law.

(d)    The Parties do not expect any Transfer Taxes to be due and owing by any of the Parent, Surviving Corporation, Merger Sub and their respective Affiliates as a result of this Agreement and the Merger, but to the extent Transfer Taxes are owing, such Transfer Taxes, whether levied on Parent, the Surviving Corporation, Merger Sub or their respective Affiliates, shall be borne 100% by Parent and, in furtherance thereof, the Parties shall, and shall cause their respective Affiliates to, reasonably cooperate in order to minimize any such Transfer Taxes and in connection with filing any Tax Returns, if any, with respect thereto, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1    Conditions to Obligations of Parent, Merger Sub and the Company. The obligations of Parent, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all Parties.

(a)    Regulatory Approval. Any waiting period applicable to the Merger Transactions under the HSR Act shall have been terminated or shall have expired.

(b)    Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the Parties or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect; provided, however, that, prior to invoking this condition, the invoking Party shall have complied fully with its obligations under Section 7.1.

(c)    No Injunction. No Order of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no Proceeding by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on Parent or the Company with respect thereto; provided, however, that, prior to invoking this condition, the invoking Party shall have complied fully with its obligations under Section 7.1.

Section 8.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a)    Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any “Company Material Adverse Effect” or other materiality qualification therein), other than the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.6, and Section 5.19 shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except (i) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, (ii) as contemplated or permitted by this Agreement, and (iii) in each case, any inaccuracy or omission that would not reasonably be expected to constitute a Company Material Adverse Effect.

(b)    The representations and warranties of the Company contained in Section 5.19 shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.

(c)    Each of the representations and warranties of the Company contained in Section 5.1, Section 5.2, and Section 5.3 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(d)    The representations and warranties of the Company contained in Section 5.6 shall be true and correct in all respects (except for any de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except (i) to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(e)    Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(f)    Parent shall have received the opinion of Akin Gump Strauss Hauer & Feld LLP, counsel to the Parent and Merger Sub, or in the event Akin Gump Strauss Hauer & Feld LLP is unable to deliver the below described opinion, another nationally or comparably reputable law firm or accounting firm reasonably acceptable to the Company, dated the Closing Date, a copy of which shall have been furnished to the Company, to the effect that the Merger will not impact the tax-free status of the Spin-Off by reason of Section 355(e) of the Code (such opinion, the “Parent Section 355(e) Tax Opinion”). In rendering the Parent Section 355(e) Tax Opinion, Akin Gump Strauss Hauer & Feld LLP, or any other law firm or accounting firm issuing the opinion, shall be entitled to receive and rely upon the reasonable representations of officers of the Company and Parent. Parent shall use reasonable efforts to cause Akin Gump Strauss Hauer & Feld LLP, or any other law firm or accounting firm issuing the opinion, to render the Parent Section 355(e) Tax Opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. Parent shall promptly advise Company of its receipt of the Parent Section 355(e) Tax Opinion or other written indication.

Section 8.3    Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Each of the representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any materiality qualification therein), other than the representations and warranties set forth in Section 6.1, Section 6.2 and Section 6.11, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except (i) with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and (ii) in each case, any inaccuracy or omission that would not reasonably be expected to constitute a Parent Material Adverse Effect.

(b)    The representations and warranties of Parent and Merger Sub contained in Section 6.11 shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time.

(c)    Each of the representations and warranties of Parent and Merger Sub contained in Section 6.1 and Section 6.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that time, except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date.

(d)    Each of the covenants of Parent and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(e)    The New Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)    The Company shall have received the opinion of Thompson & Knight LLP, counsel to the Company, or in the event Thompson & Knight LLP is unable to deliver the below described opinion, another nationally or comparably reputable law firm or accounting firm reasonably acceptable to Parent, dated the Closing Date, a copy of which shall have been furnished to Parent, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the Company or the Shareholders pursuant to the Merger (except with respect to consideration other than shares of New Common Stock received by the Shareholders pursuant to this Agreement) (such opinion, the “Company Tax Opinion”). In rendering the Company Tax Opinion, Thompson & Knight LLP, or any other law firm or accounting firm that is issuing the opinion, shall be entitled to receive and rely upon the representations of officers of the Company attached hereto as Schedule 8.3(f)(i) and Parent attached hereto as Schedule 8.3(f)(ii). The Company shall use reasonable efforts to cause Thompson & Knight LLP, or any other law firm or accounting firm that is issuing the opinion, to render the Company Tax Opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. The Company shall promptly advise Parent of its receipt of the Company Tax Opinion or other written indication.

Section 8.4    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as and to the extent required by Section 7.1.

ARTICLE IX
TERMINATION

Section 9.1    Termination. This Agreement may be terminated and the Merger Transactions may be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent:

(i)    if the consummation of any of the Merger Transactions is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Order of a court of competent jurisdiction, or if there shall be adopted any Law that makes consummation of the Merger Transactions illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to (A) any Party whose failure to comply with any covenant or agreement under this Agreement in all material respects has been the cause of, or resulted in, the action or event described in this Section 9.1(b)(i) occurring or (B) any Party that has not used its reasonable best efforts in accordance with Section 7.1 to remove or reverse any such Order;

(ii)    if the Merger shall not have been consummated on or before November 15, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this

Section 9.1(b)(ii) shall not be available to any Party whose failure to comply with any covenant or agreement under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or

(iii)    in the event of a breach by the Other Party of any representation, warranty, covenant or other agreement contained in this Agreement that would give rise to the failure of a condition set forth in Section 8.2 or Section 8.3, as applicable (a “Terminable Breach”), if it was continuing as of the Closing Date, except that, if such Terminable Breach is curable, then, for a period of up to 30 days after receipt by the breaching Party of notice from the non-breaching Party of such breach (or, if the number of days until the Termination Date is less than such number of days, then such number of days), but only as long as the breaching Party continues to use its reasonable best efforts to cure such Terminable Breach (the “Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminable Breach is not cured within the Cure Period; provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any Party that had knowledge of such Terminable Breach as of the date of this Agreement;

(c)    by Parent if (i) all of the conditions set forth in Section 8.1 and Section 8.3 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) Parent has indicated in writing to the Company that all of the conditions set forth in Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by Parent, (iii) Parent is ready, willing and able to consummate the Closing, and (iv) the Company fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.4; provided, however, that the right of termination of Parent contemplated by this Section 9.1(c) shall not exist unless written notice of such failure of the Company to so timely consummate Closing is delivered to the Company and the Company then fails to consummate Closing prior to the fourth (4th) Business Day following delivery of such notice; and

(d)    by the Company if (i) all of the conditions set forth in Section 8.1 and Section 8.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has indicated in writing to Parent that all of the conditions set forth in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied or have been waived by the Company, (iii) the Company is ready, willing and able to consummate the Closing, and (iv) Parent fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.4; provided, however, that the right of termination of the Company contemplated by this Section 9.1(d) shall not exist unless written notice of such failure of Parent to so timely consummate Closing is delivered to Parent and Parent then fails to consummate Closing prior to the fourth (4th) Business Day following delivery of such notice.

Section 9.2    Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the Other Parties specifying the provision of this Agreement pursuant to which such termination is made. Except as otherwise set forth in this Section 9.2 or in Section 9.3, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the Parties or their respective Affiliates, officers, directors or shareholders, other than liability of the Company, Parent or Merger Sub, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination. The provisions of Section 7.3(b), Section 9.2, Section 9.3 and Article X (collectively, the “Surviving Provisions”) and the Transaction

Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

Section 9.3    Expenses and Other Payments.

(a)    Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger Transactions, whether or not the Merger shall be consummated.

(b)    Parent shall pay for any filing fees under the HSR Act.

(c)    If Parent terminates this Agreement pursuant to Section 9.1(b)(iii), then the Company shall pay Parent the Expenses of Parent no later than three Business Days after notice of termination of this Agreement.

(d)    If the Company terminates this Agreement pursuant to Section 9.1(b)(iii), then Parent shall pay the Company the Expenses of the Company no later than three Business Days after notice of termination of this Agreement.

(e)    If Parent terminates this Agreement pursuant to Section 9.1(c), then the Company shall pay Parent the Expenses of Parent no later than three Business Days after notice of termination of this Agreement.

(f)    If the Company terminates this Agreement pursuant to Section 9.1(d), then Parent shall pay the Company the Expenses of the Company no later than three Business Days after notice of termination of this Agreement.

(g)    The Parties agree that the monetary remedies set forth herein or in any other Transaction Document and the specific performance remedies set forth in Section 10.14 shall be the sole and exclusive remedies of (i) the Company and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger Transactions to be consummated except in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation (in which case only Parent shall be liable for damages for such intentional fraud or intentional and material breach), and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Merger Transactions, except for the liability of Parent in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation; and (ii) Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger Transactions to be consummated except in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation (in which case only the Company shall be liable for damages for such intentional fraud or intentional and material breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Merger Transactions, except for the liability of the Company in the case of intentional fraud or an intentional and material breach of a covenant, agreement or obligation.

(h)    As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Merger Transactions, and all other matters, including costs and expenses of litigation, related to the Merger Transactions. Any Expenses of Merger Sub shall be deemed Expenses of Parent, and any Expenses of any Subsidiary of the Company shall be deemed Expenses of the Company.

ARTICLE X
MISCELLANEOUS

Section 10.1    Waiver and Amendment.

(a)    Any Party may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 10.1(b) and by an agreement in writing executed by all of the Parties.

(b)    Subject to Section 10.1(a), this Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The adoption of this Agreement by the Shareholders shall not restrict the ability of the Company Board to terminate this Agreement in accordance with Section 9.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 10.1(b) to the extent required under the NMBCA.

Section 10.2    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 10.3    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Texas (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Texas.

Section 10.4    Confidentiality. Each of the Parties shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 7.3(b).

Section 10.5    Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other customary means of electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows.

If to a Buyer to:
EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Attention: Lloyd W. Helms, Jr., Executive Vice President, Exploration and Production
Fax: (713) 651-6703
Email: Billy_Helms@eogresources.com

and

EOG Resources, Inc.
1111 Bagby, Sky Lobby 2
Houston, Texas 77002
Attention: Michael P. Donaldson, Exec. VP and General Counsel
Fax: (713) 651-6261
Email: Michael_Donaldson@eogresources.com
With copies to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld, LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Attention: John Goodgame, Andrew B. Lehman
Fax: (713) 236-0822
Email: jgoodgame@akingump.com, alehman@akingump.com
If to the Company, to:
Yates Petroleum Corporation
105 S. 4th Street
Artesia, New Mexico 88210
Attention: Douglas E. Brooks, President and Chief Executive Officer
Fax: (575) 748-4572
Email: debrooks@yatespetroleum.com
With copies to (which shall not constitute notice):
Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attention: Wesley P. Williams
Fax: (214) 999-1567
Email: wesley.williams@tklaw.com
or to such other address or addresses as the Parties may from time to time designate in writing.

Section 10.6    Entire Understanding. This Agreement (including the documents referred to or listed herein), the Transaction Documents and the Transaction Confidentiality Agreement represent the entire understanding of the Parties with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Merger Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Merger Transactions exist between the Parties except as expressly set forth in this Agreement, the Transaction Documents and the Transaction Confidentiality Agreement.

Section 10.7    Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

Section 10.8    No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and its Subsidiaries (and their respective successors, heirs and Representatives) are intended third party beneficiaries of, and may enforce, Section 7.8, (b) from and after the Effective Time the Shareholders (and their successors, heirs and Representatives) shall be intended third party beneficiaries of, and may enforce, Article III of this Agreement, and (c) from and after the Effective Time the Former Shareholders (and their successors, heirs and Representatives) shall be intended third party beneficiaries of, and may enforce, Section 10.16 of this Agreement.

Section 10.9    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the Other Parties, and any purported assignment in violation of the foregoing shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 10.10    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the Parties under this Agreement.

Section 10.11    Jurisdiction and Venue. The Parties agree that to the fullest extent permitted by Law, any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in any federal court located in the Northern District of Texas, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Proceedings or otherwise proceed against any Other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 10.11.

Section 10.12    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 10.13    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees and acknowledges that no recourse under this Agreement, any Transaction Document or any documents or instruments delivered in connection with this Agreement or any Transaction Document shall be had against any Party’s Affiliates or any of such Party’s or such Parties Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party,” and collectively, the “Related Parties”), in each case, other than the Parties and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Transaction Document, the applicable parties thereto and each of their respective successor and permitted assigns), whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.13 shall relieve or otherwise limit the liability of any Party or any of their respective successors or permitted assigns, (a) for any breach or violation of its obligations under such agreements, documents or instruments or (b) in the instance of actual fraud. For the purposes of clarity, nothing in this Section 10.13 shall be construed to derogate from any Person’s rights or obligations under any Transaction Document to which such Person is a party.

Section 10.14    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 9.3 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement, and (ii) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each Party shall not oppose the granting of specific performance and other equitable relief on the basis that the Other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

Section 10.15    Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Article III, Section 7.8, Section 7.10, Section 7.17 and Article X shall survive the Closing, and if this Agreement is terminated prior to the Closing, the Surviving Provisions and the Transaction Confidentiality Agreement shall survive such termination.

Section 10.16    Privilege. The Company has advised the Buyers that Thompson & Knight LLP and Sutin, Thayer & Browne have represented the Company with respect to the Merger Transactions. From and after the Effective Time, (a) the direct and indirect holders of Common Shares immediately prior to the Effective Time (the “Former Shareholders”) shall be the sole holders of the attorney-client privilege with respect to the engagement of Thompson & Knight LLP and Sutin, Thayer & Browne by the Company, in each case, to the extent reasonably related to the Merger Transactions, and neither the Surviving Corporation nor its Affiliates shall be a holder thereof, (b) to the extent that files of Thompson & Knight LLP or Sutin, Thayer & Browne in respect of each such engagement constitute property of the client, only the Former Shareholders and their respective Affiliates (and none of Parent, the Surviving Corporation or their respective Affiliates) shall hold such property rights and (c) Thompson & Knight LLP and Sutin, Thayer & Browne shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Corporation or any of their Affiliates by reason of any attorney-client relationship between Thompson & Knight LLP and Sutin, Thayer & Browne and the Company or any of its respective Affiliates or otherwise, in each case, to the extent reasonably related to the Merger Transactions. This Section 10.16 is irrevocable, and no term hereof may be amended, waived or modified, without the prior written consent of Thompson & Knight LLP and Sutin, Thayer & Browne.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PARENT:
EOG Resources, Inc., a Delaware corporation

By:    /s/ Gary L. Thomas
Name:    Gary L. Thomas
Title:    President and Chief Operating Officer

MERGER SUB:
ERI HOLDINGS I, INC., a New Mexico corporation

By:    /s/ Gary L. Thomas
Name:    Gary L. Thomas
Title:    President and Chief Operating Officer

Agreement and Plan of Merger
Signature Page

THE COMPANY:
YATES PETROLEUM CORPORATION, a New Mexico corporation

By:    /s/ Douglas E. Brooks
Name:    Douglas E. Brooks
Title:    President and Chief Executive Officer

Agreement and Plan of Merger
Signature Page